                                                                  EXECUTION COPY

                                                                    EXHIBIT 2(A)



                            STOCK PURCHASE AGREEMENT

                                      among

                         PIRELLI CAVI E SISTEMI S.P.A.,

                   OPTICAL TECHNOLOGIES THE NETHERLANDS B.V.,

                                 PIRELLI S.P.A.

                                       and

                              CORNING INCORPORATED


                         DATED AS OF SEPTEMBER 26, 2000

                                TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----


ARTICLE I     SALE AND PURCHASE OF SHARES..............................1

      1.1   Sale and Purchase of Shares................................1

ARTICLE II    PURCHASE CONSIDERATION...................................1

      2.1   Amount and Payment of Purchase Price.......................1

ARTICLE III   CLOSING AND TERMINATION..................................2

      3.1   Closing Date...............................................2

      3.2   Termination of Agreement...................................2

      3.3   Procedure Upon Termination.................................3

      3.4   Effect of Termination......................................3

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF THE
              SELLERS AND PARENT.......................................3

      4.1   Organization and Good Standing.............................3

      4.2   Authorization of Agreement.................................3

      4.3   Capitalization.............................................4

      4.4   Subsidiaries...............................................5

      4.5   Corporate Records..........................................5

      4.6   Conflicts; Consents of Third Parties.......................5

      4.7   Ownership and Transfer of Shares...........................6

      4.8   Balance Sheet..............................................6

      4.9   Absence of Certain Changes.................................6

      4.10  Litigation.................................................8

      4.11  Title to Property..........................................8

      4.12  Intellectual Property......................................8

      4.13  Taxes.....................................................11

      4.14  Employee Benefit Plans....................................12

      4.15  Employee Matters..........................................13

      4.16  Insurance.................................................14

      4.17  Compliance with Laws......................................14

      4.18  Brokers' Fees.............................................15

      4.19  Material Contracts........................................15

      4.20  Effect on Certain Agreements..............................16

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                      PAGE
                                                                      ----

      4.21  Proprietary Information Agreements........................17

      4.22  Related Party Transactions................................17

      4.23  Banks; Powers of Attorney; Proxies........................17

      4.24  Adequacy of Assets........................................17

      4.25  Inventory.................................................18

      4.26  Accounts Receivable.......................................18

      4.27  Customers; Suppliers......................................18

      4.28  Environmental.............................................19

      4.29  Certain Business Practices................................20

ARTICLE V     REPRESENTATIONS AND WARRANTIES OF PURCHASER.............20

      5.1   Organization and Good Standing............................20

      5.2   Authorization of Agreement................................20

      5.3   Conflicts; Consents of Third Parties......................20

      5.4   Investment Intention......................................21

      5.5   Brokers' Fees.............................................21

      5.6   Access to Information.....................................21

ARTICLE VI    CLOSING CONDITIONS......................................21

      6.1   Conditions to the Obligations of the Purchaser............21

      6.2   Conditions to the Obligations of the Sellers..............24

ARTICLE VII   COVENANTS...............................................25

      7.1   Access to Information.....................................25

      7.2   Conduct of the Business Pending the Closing...............25

      7.3   Purchase of Series A Preferred Stock......................28

      7.4   Filings with Governmental Bodies..........................28

      7.5   No Solicitation...........................................28

      7.6   Restrictive Covenants.....................................29

      7.7   Preservation of Records...................................30

      7.8   Commercially Reasonable Efforts...........................31

      7.9   No Interference with Sellers' Employees...................31

      7.10  Preparation of Financial Statements.......................31

      7.11  Insurance.................................................32

      7.12  Confidentiality...........................................32

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                      PAGE
                                                                      ----


      7.13  Tax Authority Audits......................................32

      7.14  Options...................................................32

      7.15  Employees.................................................32

ARTICLE VIII  INDEMNIFICATION.........................................33

      8.7   Tax Straddle Periods......................................35

ARTICLE IX    MISCELLANEOUS...........................................35

      9.1   Certain Definitions.......................................35

      9.2   Public Announcements......................................42

      9.3   Payment of Sales, Use or Similar Taxes....................42

      9.4   Expenses..................................................42

      9.5   Survival of Representations and Warranties................43

      9.6   Further Assurances........................................43

      9.7   Entire Agreement; Amendments and Waivers;
            Exclusive Remedies........................................43

      9.8   Governing Law; Submission to Jurisdiction; Consent to
            Service...................................................44

      9.9   Table of Contents and Headings............................44

      9.10  Notices...................................................44

      9.11  Severability..............................................45

      9.12  Binding Effect; Assignment................................46

      9.13  Specific Performance......................................46


                      EXHIBITS TO STOCK PURCHASE AGREEMENT

  EXHIBIT                                                    SECTION
  -------                                                    -------
  Exhibit A   Proportional Shareholdings of Sellers          1.1
  Exhibit B   Balance Sheet                                  4.8
  Exhibit C   Parent Accounting Principles                   4.8
  Exhibit D   Form of Director Resignation                   6.1(a)(ii)
  Exhibit E   Certificate of Satisfaction of Purchaser
              Conditions                                     6.1(a)(iii
  Exhibit F   Lease Agreement                                6.1(h)
  Exhibit G   Transition Services Agreement                  6.1(h)
  Exhibit H   Supply Contract                                7.16
  Exhibit I   Certificate of Satisfaction of Seller
              Conditions                                     6.2(a)(ii)
  Exhibit J   IP Agreements                                  [7.6]
  Exhibit K   Sellers' Knowledge Persons                     9.1

                              INDEX OF DEFINITIONS


DEFINED TERM                                                        PAGE
------------                                                        ----

AFFILIATE.........................................10, 13, 29, 33, 38, 49
AGREEMENT.................................................1, 2, 3, 4, 38
Applicable Percentage.............................................35, 38
BALANCE SHEET........................................7, 8, 9, 13, 19, 38
BALANCE SHEET DATE.......................................7, 8, 9, 20, 38
Business Day.......................................................2, 38
By-Laws......................................................5, 6, 8, 38
Certificate of Incorporation.............................5, 6, 8, 28, 38
Cisco...................4, 6, 17, 18, 19, 20, 23, 26, 30, 38, 39, 42, 43
Cisco Supply Agreement....................................17, 19, 20, 39
CLOSING...............................................................39
Closing Date........................  2, 4, 7, 9, 11, 12, 14, 20, 22, 24,
  25, 26, 27, 28, 29, 31, 32, 33, 34, 35, 36, 37, 39, 46
COMPANY...............................................................39
Competition Laws...........................6, 22, 24, 25, 26, 30, 39, 45
Components................................................19, 29, 39, 40
Components Business...................................................21
Confidentiality Agreement..............................3, 27, 34, 39, 46
Contract......................12, 14, 15, 16, 17, 18, 19, 20, 25, 29, 39
Co-Sale Rights.............................................6, 26, 30, 40
Devices...............................................19, 29, 39, 40, 44
Disclosure Schedule..................3, 7, 9, 10, 15, 16, 18, 19, 28, 40
Employee Plan.................................................13, 14, 40
ENVIRONMENTAL AND SAFETY LAWS.................................20, 21, 40
Exchange Act......................................................18, 40
FINANCIAL STATEMENTS..................................................40
Governmental Body...........2, 6, 12, 15, 17, 22, 25, 27, 30, 33, 40, 42
Hazardous Materials.......................................17, 20, 21, 40
HSR Act.......................................24, 25, 26, 30, 39, 41, 45
Intellectual Property.......................8, 9, 10, 11, 19, 25, 29, 41
IP Agreements.................................................24, 41, 47
IPR AGREEMENT.........................................................32
Law...................................................................15
Lease Agreement...................................................20, 41
LEGAL PROCEEDING......................................................41
Lien..................................................................29
LOSSES................................................................35
MATERIAL CONTRACTS............................................16, 17, 41
NON-COMPETE COMPONENTS................................................31
NYSE..............................................................22, 41
Order............................................................2, 6, 8

OTI...............................................................15, 16
OTI Organizational Documents................................5, 8, 28, 41
Parent................................................................35
PARENT ACCOUNTING PRINCIPLES............................7, 9, 19, 20, 42
PERSON................................................................42
PURCHASE PRICE........................................................42
PURCHASER.............................................................42
Purchaser Material Adverse Effect.................................22, 42
Qualification......................................................2, 42
Registration Rights Agreement......................................5, 42
SEC...............................................................22, 42
Securities Act....................................................23, 42
Seller Material Adverse Effect.............................6, 15, 24, 43
SELLERS...............................................................43
Sellers' Knowledge...........6, 8, 9, 10, 11, 12, 15, 18, 20, 21, 24, 43
SERIES A PREFERRED STOCK.........................4, 5, 6, 26, 28, 30, 43
SHARES................................................................43
Stockholders' Agreement......................1, 5, 6, 23, 26, 30, 40, 43
SUBSEQUENT CONTRACT...............................................17, 43
SUBSIDIARIES..........................................................43
SUSPENSION PERIOD.....................................................43
System............................................................40, 44
TAX...................................................................44
Tax Authority.....................................................12, 44
TAX GROUP.........................................................12, 44
Tax Returns.......................................................12, 44
THIRD PARTY INTELLECTUAL PROPERTY RIGHTS..........................10, 44
TRANSACTION AGREEMENTS................4, 5, 6, 8, 10, 18, 22, 24, 26, 27,
   33, 36, 37, 44, 45, 46, 47
Transition Services Agreement............................iii, 19, 25, 44
US GAAP...............................................................44

                            STOCK PURCHASE AGREEMENT

            STOCK PURCHASE AGREEMENT, dated as of September 26, 2000 (the "AGREEMENT"), among Pirelli Cavi e Sistemi S.p.A., a corporation organized and existing under the laws of the Republic of Italy ("SELLER 1"), Optical Technologies The Netherlands B.V., a corporation organized and existing under the laws of the Kingdom of the Netherlands (collectively, the "SELLERS"), Pirelli S.p.A., a corporation organized and existing under the laws of the Republic of Italy and the direct or indirect parent of each Seller ("Parent"), and Corning Incorporated, a corporation organized and existing under the laws of the State of New York (the "PURCHASER").

                             W I T N E S S E T H:

            WHEREAS, the Sellers own an aggregate of 4,500,000 shares of common stock, $0.01 par value per share, (the "SHARES") of Optical Technologies USA Corp., a Delaware corporation (the "COMPANY"), which Shares constitute all of the issued and outstanding shares of common stock of the Company; and

            WHEREAS, the Sellers desire to sell to Purchaser, and Purchaser desires to purchase from the Sellers, the Shares for the consideration and upon the terms and conditions hereinafter set forth; and

            WHEREAS, certain terms used in this Agreement are defined in Section 9.1;

            NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

                                    ARTICLE I

                           SALE AND PURCHASE OF SHARES


        1.1 SALE AND PURCHASE OF SHARES. At the closing of the sale and purchase of the Shares (the "CLOSING"), upon the terms and subject to the conditions contained herein, each Seller shall sell, assign, transfer, convey and deliver free and clear of all Liens (other than limitations on resale under applicable securities Laws and restrictions on future sales imposed under the Stockholders' Agreement) to the Purchaser, and the Purchaser shall purchase from each Seller, the Shares owned by such Seller set forth opposite such Seller's name on Exhibit A.

                                   ARTICLE II

                             PURCHASE CONSIDERATION

        2.1 AMOUNT AND PAYMENT OF PURCHASE PRICE. Subject to the terms and conditions contained herein, in consideration for the sale and delivery of the Shares, the

Purchaser shall deliver to the Sellers (allocated between them as set forth on Exhibit A) the following (such amounts, the "PURCHASE PRICE"):

                        (a) At the Closing, an aggregate amount in cash equal to $3,330,000,000 by wire transfer of immediately available funds to accounts designated in writing to Purchaser by Sellers no later than 10 days prior to the Closing.

                        (b) Upon Qualification, an aggregate amount in cash equal to $180,000,000 by wire transfer of immediately available funds to the accounts designated in writing to Purchaser by Sellers no later than 10 days prior to the Closing. If Qualification occurs prior to the Closing Date, such payments shall be made at the Closing. If Qualification occurs subsequent to the Closing Date but on or before September 30, 2001, such payments shall be made within three Business Days thereafter.

                                   ARTICLE III

                             CLOSING AND TERMINATION

        3.1 CLOSING DATE. The Closing shall take place at the offices of Weil, Gotshal & Manges LLP, located at 767 Fifth Avenue, New York, New York 10153 at 10:00 a.m., Eastern time, on the third Business Day after the conditions to closing set forth in Section 6 hereof (other than those to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived by the party entitled to waive such condition, or on such other date after such satisfaction or waiver and at such other time and place upon which the Sellers and the Purchaser shall agree; provided, however, that, after the satisfaction or waiver of such conditions, unless the Purchaser shall have otherwise notified Sellers of an earlier date, the Closing shall occur on the first date on or after December 15, 2000 that does not fall within a Suspension Period (which time and place are designated as the "CLOSING DATE").

        3.2 TERMINATION OF AGREEMENT. This Agreement may be terminated prior to the Closing as follows:

            (a) at the election of the Sellers or the Purchaser after June 30, 2001 if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in default of any of its obligations hereunder;

            (b) by mutual written consent of the Sellers and the Purchaser;
or

            (c) by the Sellers or the Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, it being agreed that the parties hereto shall promptly appeal any adverse determination that is not nonappealable (and pursue such appeal with reasonable diligence).

        3.3 PROCEDURE UPON TERMINATION. In the event of termination by the Purchaser or the Sellers, or both, pursuant to Section 3.2 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate immediately upon receipt of such notice and the purchase of the Shares hereunder shall be abandoned, without further action by the Purchaser or the Sellers. If this Agreement is terminated as provided herein each party shall redeliver all documents, work papers and other written material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same to the extent that such materials contain confidential information as defined in the Confidentiality Agreement.

        3.4 EFFECT OF TERMINATION. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination, and such termination shall be without liability to the Purchaser, the Company, OTI, either Seller or Parent; provided, however, that the obligations of the parties set forth in Sections 7.12 and 9.4 hereof shall survive any such termination and shall be enforceable hereunder; and provided further, however, that nothing in this Section 3.4 shall relieve the Purchaser, the Company, OTI, either Seller or Parent of any liability for a breach of this Agreement prior to such termination.

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND PARENT

            Except as specifically listed or to the extent specifically described in the Disclosure Schedule, the Sellers and Parent hereby jointly and severally represent and warrant to the Purchaser that:

        4.1 ORGANIZATION AND GOOD STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and presently intended to be conducted. OTI is a corporation duly organized, validly existing and in good standing under the laws of the Republic of Italy and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and presently intended to be conducted. The Company and OTI are not, and are not required to be, qualified or authorized to do business as a foreign corporation in any other jurisdiction. Each of the Sellers and Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

        4.2 AUTHORIZATION OF AGREEMENT. Each of the Sellers and Parent has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by such Seller or Parent in connection with the consummation of the transactions contemplated by this Agreement (this Agreement and such other agreements, documents, instruments and certificates, collectively, the "TRANSACTION AGREEMENTS"), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each Seller and Parent and no other corporate or shareholder proceedings on the part of either Seller or Parent are necessary to authorize this Agreement or any of the other Transaction Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been and each of the other Transaction Agreements have been, or will have been as of the Closing Date, duly and validly executed and delivered by each Seller and Parent, as applicable, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the other Transaction Agreements when so executed and delivered will constitute, legal, valid and binding obligations of each Seller and Parent, enforceable against each Seller and Parent in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization and similar Laws affecting creditors' rights and subject to the enforceability of equitable remedies.

        4.3 CAPITALIZATION. (a) The authorized capital stock of the Company consists of 20,000,000 shares, of which 15,000,000 shares are common stock and 5,000,000 shares are preferred stock, of which 500,000 have been designated as Series A Convertible Preferred Stock, $0.01 par value per share (the "SERIES A PREFERRED STOCK"). There are 5,000,000 shares issued and outstanding, of which 4,500,000 are the Shares that were issued to the Sellers and are outstanding, and 500,000 shares are Series A Preferred Stock that were issued to Cisco and are outstanding (which shares of Series A Preferred Stock represent a ten percent (10%) equity interest in the Company on a fully-diluted basis). All of the issued and outstanding shares of the Company (being the Shares and the Series A Preferred Stock) were duly authorized for issuance and are validly issued, fully paid and non-assessable. The Shares being acquired by the Purchaser hereunder constitute all of the issued and outstanding shares of common stock or any other form of equity of the Company other than the Series A Preferred Stock.

            (b) The authorized capital stock of OTI consists of 183,125,000 shares (AZIONI ORDINARIE), euro 1.00 par value per share (the "OTI SHARES"). All of the OTI Shares are issued and outstanding, were duly authorized for issuance, validly issued, fully paid and non-assessable and are owned beneficially and of record by the Company free and clear of any and all Liens (other than limitations on resale under applicable United States securities Laws).

            (c) Except for the Series A Preferred Stock (which is convertible into 500,000 shares of the Company's common stock in accordance with the Certificate of Designation relating thereto), neither the Company nor OTI has any outstanding capital stock or securities convertible into or exchangeable for any shares of its capital stock, or any outstanding rights (either preemptive or other) to subscribe for or to purchase, or any outstanding options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any outstanding calls, commitments or claims of any character relating to, any capital stock or any stock or securities convertible into or exchangeable for any capital stock of the Company or OTI. Except for the retirement of the Series A Preferred Stock upon conversion as described in the Certificate of Designation relating thereto, neither the Company nor OTI is subject to any obligation (contingent or otherwise) to repurchase, redeem or otherwise acquire or retire any shares of its capital stock or any convertible or exchangeable securities, rights or options of the type described in the preceding sentence. Other than the Stockholders' Agreement and the Registration Rights Agreement, neither of the Sellers, the Company nor OTI is a party to any agreement restricting the transfer of any shares of capital stock of the Company or OTI or affecting the voting of any such shares of capital stock.

        4.4 SUBSIDIARIES. Neither the Company (except with respect to OTI) nor OTI owns or controls, directly or indirectly, any equity interest or other investment in any other Person.

        4.5 CORPORATE RECORDS. (a) True and complete copies of the Certificate of Incorporation and By-Laws of the Company, each as in effect on the date hereof, have heretofore been delivered to the Purchaser by the Sellers. True and complete copies of the OTI Organizational Documents, each as in effect on the date hereof, have heretofore been delivered to the Purchaser by the Sellers.

            (b) The minute books of the Company and OTI previously made available to the Purchaser contain complete and accurate records of all meetings and actions taken by written consent by the stockholders and board of directors (including committees thereof) of the Company and OTI. The stock certificate books and stock transfer ledgers of the Company and OTI previously made available to the Purchaser are true, correct and complete.

        4.6 CONFLICTS; CONSENTS OF THIRD PARTIES. (a) None of the execution and delivery by either Seller or Parent of this Agreement and the other Transaction Agreements, the consummation of the transactions contemplated hereby or thereby, or compliance by either Seller or Parent with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the Certificate of Incorporation, the By-Laws or any organizational document of OTI, either Seller or Parent; (ii) conflict with, require the consent of, violate, result in the breach or termination of, constitute a default or give rise to any right of termination or acceleration or the right to increase the obligations or otherwise modify the terms thereof under any material note, bond, mortgage, indenture, license, agreement or other instrument, commitment or obligation to which the Company, OTI, either Seller or Parent is a party or by which any of them or any of their respective properties or assets is bound; (iii) violate any Law, Order or Permit by which the Company, OTI, either Seller or Parent is bound; or (iv) result in the creation of any material Lien upon the properties or assets of the Company or OTI (except, in the case of clause (iii), for such violations as would not, individually or in the aggregate, have a Seller Material Adverse Effect).

            (b) Except for filings under the Competition Laws, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of either Seller, Parent, the Company or OTI in connection with the execution and delivery of this Agreement or the other Transaction Agreements, or the compliance or performance by each Seller, Parent, the Company or OTI, as the case may be, with any of the provisions hereof or thereof.

        4.7 OWNERSHIP AND TRANSFER OF SHARES. Each Seller is the record and beneficial owner of the Shares indicated as being owned by such Seller on Exhibit A, free and clear of any and all Liens (other than limitations on resale under applicable United States securities Laws and restrictions on future sales imposed under the Stockholders' Agreement). As of the date hereof, Cisco is the record and, to the Sellers' Knowledge, beneficial owner of all of the issued and outstanding shares of Series A Preferred Stock, free and clear of any and all Liens (other than limitations on resale under applicable United States securities Laws and restrictions imposed under the Stockholders' Agreement). Each Seller has the corporate power and authority to sell, transfer, assign and deliver such Shares as provided in this Agreement, and such delivery will convey to the Purchaser good and marketable title to such Shares, free and clear of any and all Liens (other than limitations on resale under applicable United States securities Laws and restrictions on future sales imposed under the Stockholders' Agreement). Immediately after the Closing, the Purchaser will own all of the issued and outstanding common stock of the Company, free and clear of any and all Liens (other than limitations on resale under applicable United States securities Laws and restrictions on future sales imposed under the Stockholders' Agreement) and, if Cisco fails to exercise its Co-Sale Rights, the only other issued and outstanding capital stock of the Company will be 500,000 shares of Series A Preferred Stock.

        4.8 BALANCE SHEET. (a) Attached as Exhibit B is the unaudited consolidated interim balance sheet of the Company as of August 31, 2000 (the "BALANCE SHEET"). The Balance Sheet has been prepared in accordance with the Parent common accounting principles attached hereto as Exhibit C (the "PARENT ACCOUNTING PRINCIPLES") applied on a consistent basis. The Balance Sheet fairly presents the assets and liabilities of the Company as of the date, and for the date, indicated therein within the limits used in the Parent internal monthly management reporting.

            (b) Neither the Company nor OTI has any indebtedness, liabilities or obligations of a nature required by the Parent Accounting Principles to be reflected on the Balance Sheet or in the notes thereto except for: (i) liabilities reflected or reserved for in the Balance Sheet; (ii) those liabilities identified on Section 4.8(b) of the Disclosure Schedule; and (iii) liabilities or obligations incurred in the ordinary course (A) from the date of the Balance Sheet until the date hereof, consistent with past practice or (B) from and after the date hereof as contemplated by this Agreement.

        4.9 ABSENCE OF CERTAIN CHANGES. Except for actions to be taken in connection with the transactions contemplated hereby or permitted under Section 7.2, during the period from August 31, 2000 (the "BALANCE SHEET DATE") until the Closing

Date, the respective businesses of the Company and OTI have been conducted, and will be conducted only in the ordinary course consistent with past practice and there has not occurred, and will not occur, any:

                  (i)   Seller Material Adverse Effect; or

                  (ii) damage, destruction or loss not covered by insurance with respect to the property and assets of the Company or OTI having a replacement cost of more than $500,000 which would impair the operations of the Company or OTI.

            (b) Except for actions to be taken in connection with the transactions contemplated hereby, since the Balance Sheet Date and on or prior to the date hereof, there has not occurred any:

                  (i) damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company or OTI having a replacement cost of more than $100,000 for any single loss or $500,000 for all such losses or which would, individually or in the aggregate, impair the operations of the Company or OTI;

                  (ii) acquisition, sale, transfer or disposal of, or any pledge or mortgage over, any asset of the Company or OTI having a value in excess of $500,000;

                  (iii) sale, transfer or disposal of, or grant, modification, waiver or termination of any license agreement, development agreement or any other agreement with respect to any Intellectual Property of the Company or OTI;

                  (iv) revaluation by the Company, OTI or Parent of any assets of the Company or OTI;

                  (v) declaration, setting aside, or payment of a dividend or other distribution with respect to, or any direct or indirect redemption, purchase or other acquisition of, any of the Company's capital stock or of any of OTI's capital stock;

                  (vi) amendment or change to the Certificate of Incorporation, By-Laws or OTI Organizational Documents;

                  (vii) material increase in or material modification of the compensation or benefits payable, or to become payable, by the Company or OTI to any of their respective directors, officers or employees;

                 (viii) entry into, termination of, or receipt of written notice of termination of, any Order or Permit relevant to the conduct of the business of the Company or OTI; or

                  (ix) material borrowings or guaranties, or repayment of borrowings other than in the ordinary course of business, by the Company or OTI; or

                  (x) negotiation or agreement by the Company or OTI to do any of the things described in the preceding clauses (i) through (ix) (other than as expressly contemplated hereby).

       4.10 LITIGATION. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the Sellers' Knowledge, threatened, against the Company or OTI or any of their respective properties or assets, against any employee, officer or director (in each case, solely brought in their capacity as such) of the Company or OTI, or that questions the validity of this Agreement or any of the other Transaction Agreements or the right of the Sellers and Parent to enter into this Agreement or the other Transaction Agreements. There is no Order pending against the Company or OTI or any of their respective properties or assets. There is no action, suit, proceeding, claim, arbitration or investigation initiated by the Company or OTI pending as of the date hereof.

       4.11 TITLE TO PROPERTY. The Company and OTI have good and marketable title to all of their respective properties and assets (real, personal or mixed) reflected in the Balance Sheet or acquired after the Balance Sheet Date except inventory and other assets sold on an arm's-length basis since the Balance Sheet Date in the ordinary course of business, or with respect to leased properties and assets, valid leasehold interests in, free and clear of all Liens, except
(i) Liens for current taxes not yet due and payable, and (ii) such imperfections of title and Liens as do not detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise impair business operations involving such properties. Notwithstanding the foregoing, none of the manufacturing equipment used by the Company or OTI is leased, subject to any sale/leaseback or title retention arrangement or subject to any other Lien. The plant, property and equipment of the Company and OTI that are used in the operations of their respective businesses are in good operating condition and repair, subject to normal wear and tear. All properties used in the operations of the Company and OTI are reflected in the Balance Sheet to the extent Parent Accounting Principles require the same to be reflected. Section 4.11 of the Disclosure Schedule identifies each real property owned or leased, or to be owned or leased as of the Closing Date, by the Company and OTI. This Section
4.11 does not relate to matters with respect to Intellectual Property, which are the subject of Section 4.12 hereof.

      4.12  INTELLECTUAL PROPERTY.

            (a) Each of the Company and OTI owns, or has been licensed, or has been granted non-assertion rights, to use, patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventions, algorithms, processes, computer software programs or applications (in source code and/or object code form), and tangible or intangible proprietary information or material ("INTELLECTUAL PROPERTY") that are substantially used in, currently required for or material to the businesses of the Company and OTI as presently conducted or presently planned to be conducted and either Parent or any Seller owned, controlled or had the right to license or grant non-assertion rights on or before February 15, 2000. Seller 1 or Parent (as appropriate) owned, and had the right to transfer ownership of, the Intellectual Property contributed to the Company and OTI by Seller 1, free and clear of all Liens and any rights of any third party, and had not previously granted any licenses relating thereto. Except for the licenses identified in Section 4.12 of the Disclosure Schedule, neither the Company nor OTI has (i) licensed any of its Intellectual Property to any party or (ii) entered into any other Contracts relating to its Intellectual Property with any party. The Intellectual Property owned by the Company or OTI is owned free and clear of any and all Liens. Without limiting the generality of the foregoing, Seller 1, and each of its Affiliates who have licensed the Company to use any Intellectual Property, own, or are licensed or otherwise possess a legally enforceable right to license, such Intellectual Property to the Company or OTI free and clear of any and all Liens. To Sellers' Knowledge, all patents and patent applications included in Intellectual Property and owned by the Company or OTI are listed in Section 4.12 of the Disclosure Schedule. Should after the date hereof any additional patents or patent applications come to the attention of Purchaser or Seller that constitute Intellectual Property for the purposes of this Agreement, Seller shall transfer such rights in such patents or patent applications to Purchaser or its designee without any additional consideration. To Sellers' Knowledge, for the period prior to May 15, 2000, the inventions disclosed in the five patent applications and in the eight invention disclosures listed in Section 4.12(a) of the Disclosure Schedule constitute the patentable inventions made by Company or OTI employees relating to the business of the Company or OTI and set forth in invention disclosures. Title to all inventions made by the Company or OTI employees on or after May 16, 2000 reside in the Company or OTI by assignment or operation of law.

            (b) Section 4.12 of the Disclosure Schedule lists all registered Intellectual Property owned by the Company and OTI and lists (i) all patents and patent applications and all registered trademarks included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements pursuant to which any Person (whether or not an Affiliate of Parent) is authorized to use any Intellectual Property, and (iii) all licenses, sublicenses and other agreements pursuant to which the Company or OTI is authorized to use any third party patents, trademarks or copyrights, including software, with such patents, trademarks or copyrights identified therein ("THIRD PARTY INTELLECTUAL PROPERTY RIGHTS") other than Commercial Software. "COMMERCIAL SOFTWARE" means packaged commercially available software that has been licensed to the Company or OTI pursuant to end-user licenses and that is used in the Company's or OTI's business but is in no way a component of or incorporated in or specifically required to develop or support any of the Company's or OTI's products and related trademarks, technology and know how.

            (c) To the Sellers' Knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights by any third party, including any employee or former employee of the Company, OTI and Seller. Neither the Company nor OTI has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders, supply agreements or license agreements arising in the ordinary course of business.

            (d) The Company, OTI, the Sellers and Parent and their respective Affiliates are not, as a result of the operation of the Company and OTI, and will not be, as a result of the execution and delivery of this Agreement or the other Transaction Agreements or the consummation of the transactions consummated hereby or thereby, in breach of any license, sublicense or other agreement relating to the Intellectual Property.

            (e) To the Sellers' Knowledge, all registered patents, registered trademarks, registered service marks and copyrights owned by the Company and OTI are valid and subsisting. Neither the Company, OTI, either Seller or Parent has been sued and served in, or to the Sellers' Knowledge, sued or threatened to be sued in, any suit, action or proceeding that involves a claim of infringement of any patents, or a material claim of infringement of any trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party relating in any way to the operation or planned operation of the Company. To the Sellers' Knowledge, the manufacturing, marketing, or sale of the products of the Company and OTI do not infringe any valid patent, copyright, or trade secret of any third party as of the date hereof. Neither the Company, OTI, either Seller or Parent has, or have, as the case may be, brought or is reasonably likely to bring any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

            (f) The Company, OTI and the Sellers have secured written assignments from substantially all consultants, employees or other Persons who invented or co-invented patents included within Intellectual Property owned by Company and OTI or such assignments exist by operation of law. There are no suits or proceedings which have been served or to the Sellers' Knowledge pending or threatened suits or proceedings with consultants and employees involving ownership of Intellectual Property.

            (g) The Company, OTI and the Sellers have taken all reasonably necessary and appropriate steps to protect and preserve the confidentiality of all trade secrets included within Intellectual Property ("CONFIDENTIAL INFORMATION"). To the Sellers' Knowledge, the use or disclosure of Confidential Information not owned by the Company or OTI has been pursuant to the terms of a written agreement between the Company or OTI and the owner of such Confidential Information, or is otherwise lawful.

            (h) The Sellers will disclose to the Purchaser all actions which, to the Sellers' Knowledge, must be taken within sixty (60) days after the Closing Date that, if not taken, would result in the loss of any of the registered Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any instruments, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any of such Intellectual Property.

            (i) There is no restriction on the ability of OTI to assign the ownership of Intellectual Property owned by OTI to entities located outside of Italy.

       4.13 TAXES. Each of the Company and OTI, and any consolidated, combined, unitary or aggregate group for Tax (as defined below) purposes of which either the Company or OTI is or has been a member ("TAX GROUP"), has timely filed all Tax Returns required to be filed by it and has paid all Taxes shown thereon to be due. Such Tax Returns are true, correct and complete in all material respects. There is (i) no claim, or, to Sellers' Knowledge, no threatened claim, for Taxes being asserted against the Company or OTI including with respect to the contribution or transfer of assets to the Company or OTI,
(ii) no audit of any Tax Return of the Company, OTI or any Tax Group being conducted by a Tax Authority or, to Sellers' Knowledge, threatened in writing by a Tax Authority, (iii) no extension of the statute of limitations on the assessment of any Taxes granted by the Company, OTI or any Tax Group currently in effect, (iv) no agreement, Contract or arrangement to which the Company or OTI is a party that would result in the payment of any amount that would not be deductible by reason of Section 280G of the U.S. Internal Revenue Code of 1986, as amended (the "CODE"), and (v) no unpaid Tax for which the Company or OTI could be held liable as a transferee of the transferred or contributed assets or successor in interest of Seller 1 or Parent. Neither the Company nor OTI is a party to any Tax sharing or Tax allocation agreement nor does either of them have any liability or potential liability to another party under any such agreement. Neither the Company nor OTI has ever been a member of a consolidated, combined or unitary group for United States or Dutch Tax purposes. The Sellers (with respect to transfers made to and from the Company and OTI), the Company, and OTI have not transferred or agreed to transfer any asset, nor rendered or agreed to render any service or facility (including the benefit of any license or agreement) inconsistent with the appropriate jurisdiction's transfer pricing regulations governing such transfers. For purposes of this Agreement, the following terms have the following meanings: "TAX" (and, with correlative meaning, "TAXES" and "TAXABLE") means (x) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, capital, transfer, franchise, profits, license, withholding, payroll, employment, social security, social charges, registration, excise, severance, stamp, occupation, Pension Benefit Guaranty Corporation, premiums, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body (a "TAX AUTHORITY") responsible for the imposition of any such tax either in the United States or in any non-United States jurisdiction, including Italy and The Netherlands, and shall include any transferee liability in respect of Taxes, (y) any liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and (z) any liability for the payment of any amounts of the type described in (x) or (y) as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify any other person. As used herein, "TAX RETURN" shall mean any return, statement, report or form (including estimated tax returns and reports, withholding tax returns and reports and information reports and returns) required to be filed with respect to Taxes. The Company and OTI have in their possession evidence of any material amounts of Taxes paid to Tax Authorities. The Company and OTI are not, and within the past five (5) years have not been and prior to the Closing Date will not be, a "UNITED STATES REAL PROPERTY HOLDING CORPORATION" as defined in Section 897(c)(2) of the Code.

      4.14  EMPLOYEE BENEFIT PLANS.

            (a) Schedule 4.14 of the Disclosure Schedule lists each (i) pension or retirement plan, program or arrangement, (ii) stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, dependent care, apprenticeship, training, employee relocation, life insurance or accident insurance plan, program or arrangement, (iii) bonus, pension, profit sharing, savings, deferred compensation or incentive plan, program or arrangement, (iv) loan to any employee, officer, director or consultant and (v) other fringe or employee benefit plan, program or arrangement, in each case, which is or has been maintained by the Company or OTI and in which any present or former employee, officer, director or consultant of the Company or OTI participates or is entitled to participate, whether written or unwritten (collectively, the "EMPLOYEE PLANS") that is in effect as of the date hereof.

            (b) The Sellers have furnished the Purchaser a copy of each of the Employee Plans, or a summary of any unwritten Employee Plan, and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto). The Sellers have furnished or made available to the Purchaser all registration statements and prospectuses if any prepared in connection with each Employee Plan. Since February 11, 2000, there has been no amendment to any Employee Plan, or written interpretation or announcement by the Company, OTI, Parent or other Affiliate of Parent maintaining the Employee Plan (the "PLAN OBLIGOR") relating to, or changing participation or coverage under, any Employee Plan, in each case which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan prior to the date hereof.

            (c) With respect to each Employee Plan, (i) such Employee Plan is in material compliance with, and at all times has been administered and maintained in material compliance with, the provisions of the terms of such Employee Plan and the Laws of each jurisdiction in which such Employee Plan is operated or in which the Company or OTI has employees to the extent those Laws are applicable to such Employee Plan; (ii) all contributions to, and payments from, such Employee Plan required to be made in accordance with the terms of such Employee Plan applicable Laws have been timely made; (iii) amounts have been accrued in the Balance Sheet for contributions due to such Employee Plan or adequate assets are held in such Employee Plan or an associated trust to satisfy all benefit obligations earned by participants under such Employee Plan in material compliance with applicable accounting and actuarial standards; (iv) each Plan Obligor has performed all material obligations required to be performed by it under, and is not in any material respect in default under or violation of, such Employee Plan and, to Sellers' Knowledge, there is no default or violation by any other Person with respect to such Employee Plan; (v) each Plan Obligor has complied in all material respects with all applicable reporting and notice requirements with respect to such Employee Plan including with respect to receipt of any required determinations that such Employee Plan is in compliance with the Laws of the relevant jurisdiction; (vi) no material suit, administrative proceeding, action or other litigation has been brought with respect to such Employee Plan, and, to Sellers' Knowledge, there are no pending investigations by any Governmental Body involving such Employee Plan, including any audit or inquiry by any Tax Authority, and no pending claims (except for claims for benefits payable in the normal operation of such Employee Plan), suits or proceedings against such Employee Plan or asserting any rights or claims to benefits under such Employee Plan; (vii) the consummation of the transactions contemplated by this Agreement will not create, accelerate or otherwise result in any liability to the Purchaser, the Company or OTI with respect to such Employee Plan, including the triggering of any payment to participants in such Employee Plan; (viii) such Employee Plan does not promise or provide retiree medical or other retiree welfare benefits to any Person; and
(ix) such Employee Plan may be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability to the Company, OTI or Purchaser (except as to benefits accrued and vested thereunder prior to such amendment, termination or discontinuance and the ordinary administrative expenses incurred in relation to such event).

            (d) OTI has established reserves for accrued TRATTAMENTO DI FINE RAPPORTO indemnities in accordance with Italian Law. The Company or OTI has provided the Purchaser accurate information concerning accrued vacation obligations, incentive obligations and thirteenth month salary obligations.

            (e) As of the date hereof, no consultant, temporary employee or other individual who provides services to the Company or OTI who is not an employee of the Company or OTI has asserted any written claim for employee benefits.

       4.15 EMPLOYEE MATTERS. The Sellers previously delivered to the
Purchaser accurate information regarding personnel employed by the Company or OTI regarding regular temporary employees of the Company or OTI as of September 11, 2000, which included level and seniority of employment and relevant compensation, including to the extent readily available, any fringe benefits for all such employees. The Company and OTI are in compliance in all material respects with all currently applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and are not engaged in any unfair labor practice. The Company and OTI have withheld all amounts required by Law or by Contract to be withheld from the wages, salaries, and other payments to employees; have filed all declarations, returns and reports to be filed with respect to social security and welfare Laws and paid all relevant social and welfare charges when due; and are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor OTI is liable for any payment to any trust or other fund or to any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no material pending claims against the Company or OTI under any workers compensation plan or policy or for long-term disability. There are no controversies pending or, to Sellers' Knowledge, threatened between the Company or OTI and any of their respective employees, groups that represent employees or labor organizations, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic. Neither the Company nor OTI is bound by or subject to (and none of their respective assets or properties is bound by or subject to) any written or oral, express or implied, Contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Sellers' Knowledge, has sought to represent any of the employees, representatives or agents of the Company or OTI. During the past 3 years none of the Company, OTI or their predecessors has suffered any material strikes or work stoppages by their employees. There is no strike or other labor dispute involving a material number of employees of the Company or OTI pending or, to the Sellers' Knowledge, threatened.

       4.16 INSURANCE. The Sellers have made available to the Purchaser summaries of all material policies of insurance to which the Company or OTI is a party or by which its assets or businesses are covered. There is no claim pending as of the date hereof under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid, and each of the Company and OTI is otherwise in compliance in all material respects with the terms of such policies. Each of the Company and OTI has insurance policies in effect covering the risks associated with its respective businesses and properties.

       4.17 COMPLIANCE WITH LAWS. Each of the Company and OTI has complied with, is not in violation of, and has not received any written notices since January 1, 1999 of violation with respect to any Law, Permit or Order applicable to the Company or OTI or governing the conduct of their respective businesses, except for any such violation or failure to comply as would not be reasonably likely to have a Seller Material Adverse Effect. Section 4.17 of the Disclosure Schedule lists all material Permits and Orders of any Governmental Body applicable to the Company or OTI. Such Permits and Orders have been validly issued to the Company or OTI by the appropriate Governmental Body in accordance with applicable Law and the Company or OTI, as applicable, has complied fully with all material conditions applicable to it. All such Permits and Orders are in full force and effect. Neither any Seller, Parent, the Company or OTI has received any notice to the effect that there is lacking any such Permit or Order required in connection with the current or contemplated operations of the business of the Company or OTI or that any such Permit or Order may be revoked. This Section 4.17 does not relate to matters with respect to the employee benefit or ERISA matters, which are the subject of Section 4.14, to the employment matters, which are the subject of Section 4.15, to the environmental matters, which are the subject of Section 4.28, or to the business practices, which are the subject of Section 4.29.

       4.18 BROKERS' FEES. Neither the Company, OTI nor the Purchaser, as a result of any action taken by Parent, the Sellers, the Company or OTI has incurred or will incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

       4.19 MATERIAL CONTRACTS. Except for the Contracts and agreements described (or required to be described by this Agreement whether or not described) in Sections 4.12 and 4.19 to the Disclosure Schedule (collectively, the "MATERIAL CONTRACTS"), as of the date hereof, neither the Company nor OTI is a party to or bound by:

            (a) any distributor, agency or manufacturer's representative
Contract;

            (b) any Contract that requires aggregate future payments by or to the Company or OTI of more than $250,000 that are not terminable by the respective company on less than ninety (90) days' notice without penalty;

            (c) any Contract that expires, or may be renewed at the option of any person other than the Company or OTI so as to expire, more than one year after the date of this Agreement, which cannot be terminated by the respective company without penalty on less than ninety (90) days' notice;

            (d) any trust indenture, mortgage, promissory note, loan agreement, conditional sale agreement, guarantee, subordination agreement, letter of credit or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction;

            (e) any Contract relating to the acquisition, disposition or lease of securities or businesses or production equipment for consideration in excess of $100,000;

            (f) any Contract requiring the Company or OTI to satisfy all or a specified portion of its requirements for a particular supply, raw material or component from one or more specified Persons or to supply to one or more specified Persons all or a specified portion of the products manufactured by the Company or OTI;

            (g) any Contract for capital expenditures in excess of $250,000;

            (h) any Contract limiting the freedom of the Company or OTI to engage in any line of business or to compete with any other Person, or any confidentiality, secrecy or non-disclosure Contract;

            (i) any Contract pursuant to which the Company or OTI is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving, in the case of any such Contract, payments of more than $250,000 annually;

            (j) any Contract with any employee or consultant involving the payment by the Company or OTI to such Person in excess of $75,000 or with any director or officer;

            (k) any material Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

            (l) any Contract binding the Company or OTI in connection with any corporate matters of the Company or OTI or matters related to any of the Company's existing or future capital stock or OTI's existing or future capital stock or with respect to any partnership, joint venture or strategic alliance;

            (m) any Contract with any Governmental Body;

            (n) any Contract with respect to the discharge, storage or removal of Hazardous Materials; or

            (o) any understanding, commitment or agreement to enter into any of the foregoing.

            Each of the Material Contracts, and each Contract entered into after the date of this Agreement which, if it had existed as of the date hereof, would be a Material Contract (each a "SUBSEQUENT CONTRACT"), is in writing and is valid and enforceable in accordance with its terms. There is no material default or alleged material default under any Material Contract or Subsequent Contract by the Company or OTI, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Company or OTI. To Sellers' knowledge, Cisco is not in default or alleged default under the Cisco Supply Agreement, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by Cisco. To Sellers' Knowledge, there is no material default or alleged material default under any Material Contract or Subsequent Contract by any counterparty thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by any counterparty thereto.

       4.20 EFFECT ON CERTAIN AGREEMENTS. Neither the execution and delivery of this Agreement and the Transaction Agreements nor the consummation of the transactions contemplated hereby and thereby, will (i) constitute a termination event of any employment relationship with the Company or OTI, (ii) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due by the Purchaser, the Company or OTI to any director or employee of the

Company or OTI, (iii) materially increase any benefits otherwise payable by the Company or OTI, (iv) result in the acceleration of the time of payment or vesting of any such benefits or (v) otherwise trigger any specific right in favor of any of the employees of the Company or OTI against the Purchaser, the Company or OTI, in each case, except as provided by applicable Laws or national collective bargaining agreements to which the Company or OTI is a party.

       4.21 PROPRIETARY INFORMATION AGREEMENTS. Schedule 4.21 to the
Disclosure Schedule lists as of the date hereof each employee, officer or consultant of the Company or OTI who has executed a non-compete and/or non-disclosure agreement with the Company or OTI and attaches the forms of such agreements, which forms conform to the executed versions thereof. To Sellers' Knowledge, no such employees, officers or consultants are in violation of such agreements.

       4.22 RELATED PARTY TRANSACTIONS. Neither the Sellers nor any of their respective Affiliates has borrowed any money from or has outstanding any indebtedness or other similar obligations to the Company or OTI. Other than as the holder of not more than ten percent (10%) of any class of securities of a Person (which securities shall have been registered under Section 12 of the Exchange Act or a similar Law), neither the Sellers, Parent, the Company nor OTI owns any direct or indirect interest of any kind in, or controls or is a partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person that or who is (A) a competitor of the Company or OTI, (B) engaged in a business related to the business of the Company or OTI, or (C) a party to any Contract with the Company. To the Sellers' Knowledge, no officer or employee of the Company or OTI (i) owns more than a ten percent (10%) interest of any kind, whether directly or indirectly, in or (ii) is a director, officer, employee or partner of, or consultant to, or lender to or borrower from, any Person who is a competitor, customer or supplier of the Company or OTI.

       4.23 BANKS; POWERS OF ATTORNEY; PROXIES. Section 4.23 of the
Disclosure Schedule contains a complete and correct list as of the date hereof of the names and locations of all banks in which the Company or OTI has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. No person holds a power of attorney or proxy to act on behalf of the Company or OTI.

      4.24 ADEQUACY OF ASSETS. Except for basic technological research activities which relate to the business of the Company and OTI and other businesses of Parent and its Affiliates and for Intellectual Property, which is addressed in Section 4.12 hereof, all assets, properties and rights owned or used by Parent or any of its Affiliates for use in the manufacturing, development and sale of Components and Devices (other than individuals and those services described in the Transition Services Agreement or identified in Section
4.24 of the Disclosure Schedule) are owned or held by the Company or OTI. The assets owned, leased, licensed or used by the Company and OTI are sufficient and adequate to enable the Company and OTI to conduct their respective businesses as presently conducted. There is no Contract, Permit or Order binding upon the Company or OTI that has had or reasonably would be expected to have the effect of prohibiting the Company or OTI from conducting, or materially impairing, any business conducted as of the date hereof by the Company or OTI. Section 4.24 of the Disclosure Schedule describes those services being provided as of the date hereof by Parent or any of its Affiliates to the Company or OTI.

       4.25 INVENTORY. The inventories of the Company and OTI are in good and marketable condition and are saleable in the ordinary course of business. Adequate reserves have been reflected in the Balance Sheet for obsolete or otherwise unusable or slow moving inventory within the limits used in the Parent's internal monthly management reporting, which reserves were calculated in a manner consistent with past practice and in accordance with Parent Accounting Principles consistently applied. With respect to the Cisco Supply Agreement purchase orders and quarterly forecasts that have been confirmed by the Company or OTI prior to the date hereof, the Company and OTI believe they will have an adequate inventory of raw materials, work in process and finished goods, taking into account the Company's and OTI's capacity to manufacture products and their ability to obtain raw materials in the ordinary course of business consistent with past practice, to satisfy their obligations in such purchase orders and such quarterly forecasts in accordance with their terms.

       4.26 ACCOUNTS RECEIVABLE. All accounts receivable of the Company and OTI have arisen from bona fide transactions in the ordinary course of business consistent with past practice. Subject to the rights of Cisco under the Cisco Supply Agreement with respect to products delivered to it, all accounts receivable of the Company and OTI reflected in the Balance Sheet are good and collectible at the aggregate recorded amounts thereof, which are net of any applicable reserve for returns or doubtful accounts reflected thereon. Such reserves are adequate and were calculated in a manner consistent with past practice and in accordance with Parent Accounting Principles consistently applied. All accounts receivable arising after the Balance Sheet Date are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts. Such reserves are adequate and were calculated in a manner consistent with past practice and in accordance with Parent Accounting Principles consistently applied.

       4.27 CUSTOMERS; SUPPLIERS. The relationships of the Company and OTI with their customers and suppliers have been entered into and are conducted pursuant to arms' length transactions. No material customer or material supplier of the Company or OTI has, between February 10, 2000 and the date hereof, canceled or terminated or provided written notice of an intent to cancel or terminate its Contract with the Company or OTI. The Sellers agree to notify the Purchaser if, after the date hereof and prior to the Closing Date, a material customer or material supplier cancels or terminates or provides written notice to the Company or OTI of an intent to cancel or terminate its Contract. Without limiting the generality of the foregoing, Cisco has not indicated to the Company or OTI, prior to the date hereof, either verbally or in writing, any intention to reduce or modify the nature of its relationship with the Company or OTI following the expiration of the Cisco Supply Agreement. The Sellers agree to notify the Purchaser if, after the date hereof and prior to the Closing Date, Cisco indicates such an intention, either verbally or in writing, to the Company or OTI.

      4.28  ENVIRONMENTAL.

            (a) The following terms shall be defined as follows: (i) "ENVIRONMENTAL AND SAFETY LAWS" shall mean all applicable and effective Laws or Orders that (x) are intended to assure the protection of the environment or (y) that classify, regulate, call for the remediation of, restrict the handling or disposal of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public, (ii) "HAZARDOUS MATERIALS" shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws, (iii) "PROPERTY" shall mean all real property leased or owned by, or otherwise used in the conduct of the business of, the Company and OTI, either currently or in the past, and the real property to be leased as contemplated in the Lease Agreement, and (iv) "FACILITIES" shall mean all buildings and improvements on the Property.

            (b) (i) No methylene chloride, asbestos or other Hazardous
Substance is contained in, has been used at or, to Sellers' Knowledge, has been released from the Facilities except in material compliance with all applicable Environmental and Safety Laws; (ii) all Hazardous Materials have been disposed of in material compliance with all applicable Environmental and Safety Laws;
(iii) since 1990, none of the Company, OTI, either Seller, Parent or any of their Affiliates has received any written notice of any noncompliance of the Facilities or with respect to their past or present operations with Environmental and Safety Laws relating to the Property, the Facilities or the operation of the business of the Company or OTI or their predecessors; (iv) no material administrative actions or suits are pending or, to Sellers' Knowledge, threatened against the Company or OTI relating to a violation of any Environmental and Safety Laws; (v) to Sellers' Knowledge, there have not been, since 1990, and are not now, any Hazardous Materials on, under or migrating to or from the Facilities or Property so as to give rise to any liability under applicable Environmental and Safety Laws; (vi) to Sellers' Knowledge, there have not been, since 1990, and are not now, any underground tanks or underground improvements at, on or under the Property, including treatment or storage tanks, sumps, or water, gas or oil wells except those placed and maintained in material compliance with all applicable Environmental and Safety Laws; (vii) the Facilities and the Company's and OTI's uses and activities therein and otherwise have at all times complied in all material respects with all Environmental and Safety Laws; (viii) to the Knowledge of the Sellers, the Properties are not affected by any Hazardous Substance, pollution or other negative environmental conditions that, regardless of the source, would reasonably be expected to create the obligation for the Purchaser, the Company or OTI to assume any obligation of remediation, clearance of the land or similar liability under Environmental and Safety Laws or any other material liability towards third parties under the same Laws; and (ix) the Company and OTI have all the material Permits required to be issued under all applicable Environmental and Safety Laws and are in material compliance with the terms and conditions of those permits and licenses.

       4.29 CERTAIN BUSINESS PRACTICES. Neither the Company nor OTI nor any director, officer, employee or agent thereof has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to any political activity or (ii) made any unlawful payment to any foreign, domestic or supranational government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the OECD Convention on Combatting Bribery of Foreign Public Officials in Business Transactions. To the Sellers' Knowledge, neither the Company nor OTI has any supply Contracts with a company located in, or the majority of whose equity is owned by nationals of, Libya, Syria, Iran, Iraq, Sudan, Cuba or North Korea.



                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

            The Purchaser hereby represents and warrants to the Sellers and Parent that:

        5.1 ORGANIZATION AND GOOD STANDING. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

        5.2 AUTHORIZATION OF AGREEMENT. The Purchaser has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Purchaser in connection with the consummation of the transactions contemplated by this Agreement and each of the other Transaction Agreements, and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the other Transaction Agreements has been, or will have been as of the Closing Date, duly and validly executed and delivered by the Purchaser, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the other Transaction Agreements when so executed and delivered will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization and similar Laws affecting creditors' rights and subject to the enforceability of equitable remedies.

        5.3 CONFLICTS; CONSENTS OF THIRD PARTIES.

            (a) Neither the execution and delivery by the Purchaser of this Agreement and of the Transaction Agreements, nor the compliance by the Purchaser with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws of the Purchaser, (ii) conflict with, require the consent of, violate, result in the breach of, or constitute a default under any material note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Purchaser is a party or by which the Purchaser or its properties or assets are bound to, or (iii) to the Purchaser's knowledge, violate any Law or Order by which the Purchaser is bound, except, in the case of clause (ii) or clause (iii), for such violations, breaches or defaults as would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

            (b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the Transaction Agreements or the compliance by Purchaser with any of the provisions hereof or thereof, except for (i) the filing of any required report with the SEC and the NYSE and (ii) such filings as may be required under applicable securities or Competition Laws.

        5.4 INVESTMENT INTENTION. The Purchaser is acquiring the Shares for its own account for investment purposes only and not with a present view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. The Purchaser understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available and, in each case, subject to the terms of the Stockholders' Agreement.

        5.5 BROKERS' FEES. None of the Company, OTI, the Parent or the
Sellers, as a result of any action taken by the Purchaser, has incurred or will incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

        5.6 ACCESS TO INFORMATION. The Purchaser has been given access to all documents, records and other information that the Purchaser has requested and has had adequate opportunity to ask questions of, and receive answers from, the Company's officers, employees, agents, accountants and representatives concerning the Company's business, operations, financial condition, assets, liabilities, and all other matters that it deemed relevant to its investment in the Shares; provided, however, that none of the foregoing shall alter, diminish, obviate or impair the Purchaser's right to rely upon all of the representations and warranties of the Sellers and Parent contained in this Agreement.

                                   ARTICLE VI
                               CLOSING CONDITIONS

        6.1 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER. The obligation of the Purchaser to purchase the Shares at Closing shall be subject to the receipt by the Sellers of the Purchaser Price and the satisfaction (or waiver by the Purchaser) of each of the following conditions at or before Closing:

            (a) DELIVERY OF DOCUMENTS. The Sellers shall have delivered to the Purchaser, in form and substance reasonably satisfactory to the Purchaser, the following:

                  (i) stock certificates representing the Shares, duly endorsed in blank or accompanied by duly executed stock transfer powers;

                  (ii) written resignations of each of the directors of the Company and OTI, other than any designee of Cisco, substantially in the form of Exhibit D;

                  (iii) a certificate, substantially in the form of Exhibit E, of an officer of Parent and each of the Sellers, dated the

                  (iv) Closing Date, certifying as to the satisfaction of the conditions specified in this Section 6.1; and

                  (v) a certificate of the secretary of Parent and each of the Sellers dated the Closing Date certifying as to the accuracy of: (a) the organizational documents of such party; and (b) excerpts of the resolutions of the board of directors of such party authorizing the execution, delivery and performance of this Agreement and each of other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby.

            (b) COMPLIANCE WITH AGREEMENTS. The Sellers, Parent, the Company and OTI shall have performed and complied in all material respects with all agreements, covenants and conditions contained herein and in each of the other Transaction Agreements that are required by the terms hereof or thereof to be performed or complied with by the Sellers, Parent, the Company or OTI on or before the Closing Date.

            (c) DELIVERY OF OTHER TRANSACTION AGREEMENTS. Simultaneously with or prior to the sale to the Purchaser of the Shares hereunder, Parent and the Sellers shall have executed and delivered to the Purchaser each of the other Transaction Agreements to which they are party, including the IP Agreements.

            (d) REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Sellers contained herein or in any of the other Transaction Agreements shall be true and correct in all material respects (except for representations and warranties that are qualified by Sellers' Knowledge or materiality, which representations and warranties as so qualified shall be true in all respects) on and as of the date hereof and the Closing Date, except those representations and warranties of the Sellers that speak of a certain date, which representations and warranties shall have been true and correct in all material respects as of such date both before and after giving effect to the transactions contemplated hereby and by the other Transaction Agreements; provided, however, that if all other conditions set forth in this Article VI are satisfied, Purchaser agrees to consummate the transactions described herein even if the representations and warranties of the Sellers contained herein are untrue or incorrect in any material respect as of the Closing Date, unless the failure of the representations and warranties to be true as of the Closing Date would reasonably be expected to cause a Seller Material Adverse Effect. The Sellers and Parent acknowledge that the provisions of this Section 6.1(d) shall not alter, diminish, obviate or impair any indemnification rights that may be available to the Purchaser pursuant to Article 8 hereof.

            (e) AUTHORIZATIONS. The Sellers shall have sent or made all material registrations, declarations and filings as may be required pursuant to any Law, including the HSR Act or Competition Laws of Germany or, if applicable, the European Commission or pursuant to any other Contract or Order material to the business of the Company or OTI or to which the Company or OTI is a party or is subject, in connection with the transactions to be consummated on or prior to the Closing Date as contemplated by this Agreement or any other Transaction Agreement.

            (f) HSR ACT AND OTHER COMPETITION LAWS; NO MATERIAL JUDGMENT OR ORDER. The waiting period, if any, under the HSR Act shall have terminated, any approvals required by the Competition Laws of Germany or such other Member States of the European Union identified jointly by the Purchaser and Parent within eight Business Days of the date hereof, or if applicable, the European Commission, applicable to the transactions contemplated hereby shall have been obtained, and on the Closing Date there shall not be any judgment or order of a court of competent jurisdiction or any ruling of any Governmental Body that would prohibit the sale of the Shares hereunder.

            (g) TERMINATION OF CONTRACTS. Except (i) as otherwise consented to by the Purchaser, (ii) for Contracts contemplated by this Agreement and (iii) for Contracts relating to Intellectual Property as in effect on the date hereof or contemplated hereby, all Contracts between the Company and OTI, on the one hand, and Parent or any of its Affiliates (other than the Company or OTI), on the other hand, shall have been terminated on or prior to the Closing Date without further payment, liability or obligation on the part of the Company or OTI, other than confidentiality obligations and payment obligations for services identified in Section 4.24 to the Disclosure Schedule that accrued prior to such termination.

            (h) LEASE. Seller 1 and OTI shall have entered into the lease agreement (the "LEASE AGREEMENT") attached as Exhibit F hereto or a replacement lease as contemplated thereby.

            (i) TRANSITION SERVICES AGREEMENT. The transition services agreement, in the form attached hereto as Exhibit G (the "TRANSITION SERVICES AGREEMENT"), with respect to the provision of administrative services by Parent and its Affiliates to the OTI shall have been entered into among the Sellers, the Purchaser and OTI.

            (j) An Affiliate of Parent shall have entered into the supply contract (the "Supply Contract") attached as Exhibit H hereto or a replacement contract as contemplated thereby.

      6.2 CONDITIONS TO THE OBLIGATIONS OF THE SELLERS. The obligations of the Sellers to sell the Shares to the Purchaser at the Closing shall be subject to the receipt by the Sellers of the Purchase Price and the satisfaction (or waiver by the Sellers) of each of the following conditions at or before the Closing:

            (a) DELIVERY OF DOCUMENTS. The Purchaser shall have delivered to the Sellers, in form and substance reasonably satisfactory to the Sellers, the following:

                  (i) a certificate of the Secretary of the Purchaser, dated the Closing Date, certifying as to the accuracy of resolutions of the Board of Directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby, or, if no such resolutions are required, a statement to that effect and describing the actual authorization; and

                  (ii) a certificate on behalf of the Purchaser, substantially in the form of Exhibit I, of an officer of the Purchaser, dated the Closing Date, certifying as to the satisfaction of the conditions specified in this
Section 6.2.

            (b) COMPLIANCE WITH AGREEMENTS. The Purchaser shall have performed and complied in all material respects with all agreements, covenants and conditions contained herein and in each of the other Transaction Agreements that are required by the terms hereof or thereof to be performed or complied with by the Purchaser on or before the Closing Date.

            (c) REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Purchaser contained herein or in any of the other Transaction Agreements shall be true and correct in all material respects on and as of the Closing Date, except those representations and warranties of the Purchaser that speak as of a certain date, which representations and warranties shall have been true and correct in all material respects as of such date both before and after giving effect to the transactions contemplated hereby and by the other Transaction Agreements.

            (d) PURCHASE OF SERIES A PREFERRED STOCK. In the event that Cisco has exercised its Co-Sale Rights on or before the Closing Date, then the Purchaser shall have purchased all of the Series A Preferred Stock from Cisco upon the same terms and for the same consideration per share as the Purchaser is purchasing the Shares from the Sellers, in accordance with Section 3.2 of the Stockholders' Agreement.

            (e) HSR ACT AND OTHER COMPETITION LAWS. The waiting period, if any, under the HSR Act shall have terminated, any approvals required by the Competition Laws of Germany or such other Member States of the European Union identified jointly by the Purchaser and Parent within eight Business Days of the date hereof or, if applicable, the European Commission, applicable to the transactions contemplated hereby shall have been obtained, and on the Closing Date there shall not be any judgment or order of a court of competent jurisdiction or any ruling of any Governmental Body that would prohibit the sale of the Shares hereunder.

                                   ARTICLE VII
                                    COVENANTS

        7.1 ACCESS TO INFORMATION. The Sellers agree that, prior to the
Closing Date, the Purchaser shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company and OTI and such examination of the books, records and financial condition of the Company and OTI and engage in such discussions with customers and vendors of and to the Company or OTI as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances and pursuant to the Confidentiality Agreement, and the Sellers shall cooperate, and shall cause the Company and OTI to cooperate, fully therein. No investigation by Purchaser prior to or after the date of this Agreement shall alter, diminish, obviate or impair any of the representations, warranties, covenants or agreements of either Seller or Parent contained in this Agreement or any of the other Transaction Agreements. In order that the Purchaser may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Company and OTI, the Sellers and Parent shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Sellers, Parent, the Company and OTI to cooperate fully with such representatives in connection with such review and examination.

        7.2 CONDUCT OF THE BUSINESS PENDING THE CLOSING.

            (a) Except as otherwise expressly contemplated by this Agreement (including under Section 7.2(b) below), or with the prior written consent of the Purchaser, between the date hereof and the Closing Date, the Sellers and Parent shall, and shall cause the Company and OTI to, conduct the respective businesses of the Company and OTI only in the ordinary course consistent with past practice and use their commercially reasonable efforts to preserve its present business operations, organization (including management and the sales force) and goodwill and act in a manner consistent with the business plan of the Company and OTI previously provided to the Purchaser, including the product qualification schedule contemplated by such business plan. Any new employees hired after the date hereof by the Company or OTI will be recommended for hire by management of the Company or OTI and the Sellers agree to consult with Purchaser regarding significant hiring decisions; provided, however, that all hiring decisions will be made by the Company or OTI.

            (b) Except as set forth in Section 7.2(b) of the Disclosure Schedule, as provided for in the business plan referred to in Section 7.2(a) hereof, or as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser (which consent will not be unreasonably withheld), between the date hereof and the Closing Date, the Sellers and the Parent shall not, and shall cause the Company and OTI not to:

                  (i) declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of the Company or OTI or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company or OTI;

                  (ii) transfer, issue, sell or dispose of any shares of capital stock or other securities of the Company or OTI or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Company or OTI, other than the conversion of any Series A Preferred Stock into common stock of the Company;

                  (iii) effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company or OTI;

                  (iv) amend the Certificate of Incorporation, the By-Laws or the OTI Organizational Documents;

                  (v) (A) materially increase the annual level of compensation of any employee of the Company or OTI, (B) grant at Company or OTI cost any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, director or consultant, other than in the ordinary course, (C) materially increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Company or OTI or otherwise modify or amend or terminate any such plan or arrangement, or (D) other than those agreements entered into or contemplated in Section 4.21, enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Company or OTI is a party or involving a director, officer or employee of the Company or OTI in his or her capacity as a director, officer or employee of the Company or OTI;

                  (vi) except for trade payables and intercompany investments incurred in the ordinary course of business, borrow monies (from Affiliates or third parties) for which the Company or OTI becomes liable to repay for any reason or draw down on any line of credit or debt obligation, or become the guarantor, surety, endorser or otherwise liable for any debt, obligation or liability (contingent or otherwise) of any other Person;

                  (vii) subject to any Lien any of the properties or assets (whether tangible or intangible) of the Company or OTI;

                  (viii) acquire any material properties or assets (other than acquisitions of supplies in the ordinary course of business) or sell, assign, transfer, convey, lease or otherwise dispose of any of the material properties or assets (except for the sale of Company or OTI produced Components or Devices for fair consideration in the ordinary course of business) of the Company and OTI;

                  (ix) cancel or compromise any debt or claim or waive or release any material right of the Company or OTI except in the ordinary course of business;

                  (x) enter into any commitment for capital expenditures of the Company or OTI that will not be satisfied on or before the Closing Date;

                  (xi) enter into, modify or terminate any labor or collective bargaining agreement of the Company or OTI or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Company or OTI;

                 (xii) introduce any material change with respect to the operation of the Company or OTI, including any material change in the types, nature, composition or quality of its products or services, experience any material change in any contribution of its product lines to its revenues or net income;

                (xiii) permit the Company or OTI to enter into, or agree to enter into, any merger or consolidation with any corporation or other entity;

                 (xiv) permit the Company or OTI to make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with, either Seller or any Affiliate of either Seller (other than payments obligating accrual prior to the Closing Date);

                  (xv) sell, transfer or dispose of, or grant, modify, waive or terminate any license agreement, development agreement or any other agreement with respect to Intellectual Property of the Company or OTI;

                 (xvi) revalue any assets of the Company or OTI;

                (xvii) enter into any Contract, Permit or Order that would have the effect of materially impairing or prohibiting the Company or OTI from engaging in any line of business conducted as of the date hereof by the Company or OTI; or

               (xviii) negotiate or agree to do any of the things described in the preceding clauses (i) through (xvii) (other than as expressly contemplated hereby).

        7.3 PURCHASE OF SERIES A PREFERRED STOCK. The Sellers agree to comply with the notification provisions contemplated in Section 3.2 of the Stockholders' Agreement. If Cisco exercises its Co-Sale Rights in accordance with the Stockholders' Agreement, the Purchaser shall purchase all of the Series A Preferred Stock from Cisco upon the same terms (including the same consideration per share) as the Purchaser is purchasing the Shares from the Sellers. In such event, Parent and the Sellers shall provide any required consents and approvals required of Parent or Sellers under the Stockholders' Agreement, Certificate of Incorporation or By-Laws in order for Cisco to complete such sale. In the event that Cisco does not exercise its Co-Sale Rights, Parent, the Sellers and the Purchaser shall use commercially reasonable efforts to substitute the Purchaser for Parent for the purposes of the Stockholders' Agreement. If they are unable to effect such substitution and either Cisco exercises its "PUT" right pursuant to Section 3.4 of the Stockholders' Agreement or the Purchaser requests that Parent exercise its "CALL" Right as provided in Section 3.4 of the Stockholders' Agreement, then Parent shall purchase all of the shares of the Series A Preferred Stock from Cisco as provided in Section 3.4 of the Stockholders' Agreement and shall sell them to the Purchaser, and the Purchaser shall purchase such shares upon the same terms (including the same consideration) as Parent purchased such shares from Cisco.

        7.4 FILINGS WITH GOVERNMENTAL BODIES. As promptly as practicable after the execution of this Agreement, each party shall, in cooperation with the other, file or cause to be filed any reports, notifications or other information that may be required under the HSR Act and other Competition Laws, shall furnish or cause to be furnished to the other all such information in its possession as may be reasonably necessary for the completion of the reports, notifications or submissions to be filed by the other, and shall use commercially reasonable efforts to respond as promptly as practicable to all inquiries received from the appropriate Governmental Bodies for additional information or documentation. Each party hereto agrees to use its best efforts to comply and cause its Affiliates to comply in a full and timely manner with any request from a Governmental Body for additional information relating to the HSR Act and other Competition Laws. Subject to Section 7.8, the parties shall use their respective, commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under the Laws of any Governmental Body.

        7.5 NO SOLICITATION. Parent and the Sellers will not, and will cause the Company and OTI to not, and will use commercially reasonable efforts to cause their respective representatives and the Company's and OTI's respective representatives to not, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets or capital stock or other equity interest in the Company or OTI other than the transactions contemplated by this Agreement (an "ACQUISITION TRANSACTION"), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties, prospects or assets of the Company or OTI in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The Sellers will inform the Purchaser following the receipt by Parent, either Seller, the Company, OTI or any of their respective representatives of any proposal or inquiry in respect of any Acquisition Transaction.

        7.6 RESTRICTIVE COVENANTS.

            (a) During the period commencing on the Closing Date and ending on the fifth anniversary (the "ANNIVERSARY DATE") thereof, Parent and the Sellers shall not, and shall cause Parent's other Affiliates and their respective successors and assigns (collectively, the "RESTRICTED PARTIES") not to, directly or indirectly, make, assemble, sell (other than as a part of a Distribution System) or develop the following components (collectively, the "NON-COMPETE COMPONENTS"):

      Fiber gratings
      Fiber gratings based dispersion compensating devices
      Erbium doped fiber optical gain blocks and Erbium doped fiber optical amplifiers
      Pump lasers
      LiNb0(3) Modulators
      Fiber grating-based multiplexers/demultiplexers
      Fiber grating-based gain flattening filters
      Erbium-doped fiber for amplification
      Attenuating fiber specifically designed for enhanced attenuation properties for use in lengths less than 10m
      Polarization maintaining fiber specifically for use in lengths less than 5m
      Fiber, other than transmission fiber, specifically for use as pigtails in lengths less than 5m
      Fiber specifically designed for splicing dissimilar fibers
      LiNb0(3) Optical switches
      LiNb0(3) Attenuators
      Fiber grating based Wavelength selective Filters
      Fiber grating based Optical add/drop modules.

            Any Restricted Party shall be relieved of its obligations under the first paragraph of this Section 7.6(a) to the extent that such Restricted Party asks in writing Purchaser to supply one of the foregoing for use in its Distribution Systems business and, within 60 days after receipt of such written request, Purchaser is unable to commit to or declines to provide such component pursuant to Section 4.2 of the Intellectual Property Rights Agreement to be entered into on the Closing Date ("IPR AGREEMENT") and, in each such instance, such Restricted Party's relief shall extend only to the type and quantity of such component which such Restricted Party asked Purchaser to supply to the extent provided under Section 4.2 of the IPR Agreement.

            Notwithstanding the above provisions of this Section 7.6(a),

                  (i) The Restricted Parties shall have the right to design Erbium doped fiber optical amplifiers, provided Restricted Parties hereby, as set forth in the IPR Agreement, grant to Purchaser and its Affiliates a royalty-free, non-exclusive license to make, use, offer for sale, lease, import and sell Erbium doped fiber optical amplifiers under any patents and patent applications based on inventions conceived or reduced to practice by one or more of the Restricted Parties before the Anniversary Date; and

                  (ii) subject to the terms of licenses granted to it by the Company, OTI, Sellers and Cisco, Pirelli Submarine Telecom Systems S.p.A. shall be permitted to continue to compete only in the field of submarine Systems.

            (b) Should any portion of the covenants set forth in this Section
7.6 hereinabove be unenforceable because of the scope thereof, or the period covered thereby, or otherwise, the covenant shall be deemed to be reduced and limited to enable it to be enforced to the extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought.

            (c) Parent's, the Sellers' or Parent's other Affiliates' violation of the covenants and agreements stated in this Section 7.6 would cause irreparable damage to the Purchaser and the Purchaser will not have an adequate remedy at law. Parent and Sellers therefore agree that, in addition to any other remedies available to the Purchaser at law or in equity, the Purchaser shall be entitled to an injunction, without posting any bond whatsoever, restraining such conduct by Parent in the event of a breach or threatened breach by Parent.

        7.7 PRESERVATION OF RECORDS. Parent, the Sellers and the Purchaser agree that each of them shall preserve and keep the records held by it relating to the respective businesses of the Company and OTI prior to the Closing Date for a period of three (3) years (or up to ten (10) years if required under Italian Law) from the Closing Date and, at the other party's reasonable and documented expense, shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any tax filings, insurance claims by, Legal Proceedings against or governmental investigations of the Sellers or the Purchaser or any of their Affiliates or in order to enable the Sellers or the Purchaser to comply with their respective obligations under this Agreement, each of the other Transaction Agreements and each other agreement, document or instrument contemplated hereby or thereby. Upon Purchaser's reasonable request, Parent or Sellers shall deliver to Purchaser such records relating to the business of the Company or OTI as may be requested by Purchaser (and Parent or Sellers may retain a copy thereof if required by Law, which copies would be subject to the Confidentiality Agreement).

            In the event that either the Sellers or the Purchaser wish to destroy such records after that time, such party shall use commercially reasonable efforts to provide ninety (90) days prior written notice to the other or otherwise provide such reasonable prior written notice as is practicable, and such other party shall have the right at its option and expense, upon prior written notice given to such party, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

        7.8 COMMERCIALLY REASONABLE EFFORTS. Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Agreements, including using commercially reasonable efforts to satisfy the conditions precedent to the obligations of any of the parties hereto, to obtain all necessary Permits, to effect all necessary registrations and filings and to deliver notices or communications to employees or Governmental Bodies. Without limiting the generality of the foregoing, each party shall take such action as the other party shall reasonably request to cause the parties to obtain any material Permits of Governmental Bodies and/or the expiration of applicable waiting periods. Notwithstanding any provision to the contrary in this Agreement, the Purchaser shall not be required to hold separate, and agree to sell or otherwise dispose of, assets, categories of assets or businesses of the Purchaser, any of its Subsidiaries, the Company or OTI (or to enter into agreements with the relevant Governmental Body giving effect thereto). Except as required by Law, no material notice or communication to Governmental Bodies with respect to this Agreement or the transactions contemplated by this Agreement or any other Transaction Agreement shall be made by Purchaser, on the one hand, and the Sellers and the Company and the Subsidiary on the other hand, without the other parties' prior written consent, which shall not be unreasonably withheld.

        7.9 NO INTERFERENCE WITH SELLERS' EMPLOYEES. For a period of three
(3) years commencing on the Closing Date, the Purchaser and its Subsidiaries shall not directly or indirectly solicit for employment any officer or employee of the Sellers or any of their Affiliates to leave the employ of such Seller or Sellers' Affiliate; provided, however, that the foregoing shall not restrict the Purchaser and its Subsidiaries from hiring any such person if such person was either terminated by such Seller or Sellers' Affiliate, or had ceased to be employed by such Seller or Sellers' Affiliate for at least six months prior to the date of being hired by the Purchaser or its Subsidiary, or was hired in connection with a general employment search instituted by the Purchaser or its Subsidiaries that did not, at the direction of the Purchaser or its Subsidiaries, target employees of the Sellers or any of their Affiliates.

       7.10 PREPARATION OF FINANCIAL STATEMENTS. The Sellers and Parent agree, at their expense, to provide to the Purchaser, the financial information described on Schedule 7.10 within the periods set forth therein. In connection with the foregoing, the Sellers and Parent shall request the Sellers' accountants to provide, at the request of the Purchaser, such cold comfort letters from the Sellers' accountants as may be reasonably requested in connection with any reports or registration statements filed by the Purchaser with the SEC.

       7.11 INSURANCE. The Sellers and Parent shall continuously maintain through the Closing Date all insurance policies which cover the Company or OTI in any respect and shall not reduce the scope or amount of coverage of such policies as they relate to the Company or OTI. The Sellers and Parent shall arrange for such policies to cover any losses of a type covered by such policies that arise, occur or otherwise accrue prior to the Closing Date even though the claim with respect thereto is filed under such policies after the Closing Date. Except for the previous two sentences, neither the Sellers, Parent nor their Affiliates shall be obligated to maintain any insurance with respect to the Company or OTI for periods on and after the Closing Date.

       7.12 CONFIDENTIALITY. The parties acknowledge that the Purchaser and Seller 1 previously executed a confidentiality agreement dated July 6, 2000 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms and shall survive the Closing Date or termination of this Agreement. In addition, the parties agree that the terms and conditions of the transactions contemplated hereby and information exchanged in connection with the execution hereof shall be subject to the same standard of confidentiality as set forth in the Confidentiality Agreement.

       7.13 TAX AUTHORITY AUDITS. If, prior to the Closing Date, a
Governmental Body conducts a tax audit of the Company, OTI or an Affiliate of the Company or OTI that results, or would reasonably be expected to result, in any adjustment to the basis of either (i) any assets held or owned by the Company or OTI or (ii) the stock of the Company or OTI, the Sellers will notify the Purchaser within 60 days of the final determination of such audit or examination; provided, however, that the existence of any such audit or examination or the failure to so notify the Purchaser shall not constitute a condition to the Purchaser's obligations to consummate the transactions contemplated hereby.

       7.14 OPTIONS. Parent and Sellers shall retain all liabilities in respect of options to acquire any of their securities granted to employees or consultants of the Company or OTI on or prior to the Closing Date. Parent and Sellers will cause all of such options to become fully vested simultaneously with the Closing and, notwithstanding any provision of such options to the contrary, permit such employees and consultants to exercise such options during the 180 day period following the Closing Date.

       7.15 EMPLOYEES. For the period from the Closing Date until one year following the Closing Date, the Purchaser shall, or shall cause the Company and OTI to, continue to maintain all benefit plans and arrangements in effect at the Closing Date that cover employees of the Company or OTI (other than plans relating to the purchase of products or services from Parent or its Affiliates) and shall, if any such benefit plan or arrangement cannot be maintained because it is maintained or provided by Parent or one of its Affiliates or otherwise, replace such benefit plan or arrangement with a benefit plan or arrangement that provides benefits at least substantially similar to the benefits provided under the benefit plan being replaced or provided by the Purchaser to its other similarly situated employees. Notwithstanding the foregoing, the Purchaser may replace any benefit plan or arrangement with a benefit plan or arrangement that provides benefits at least substantially similar to the benefits provided under the benefit plan or arrangement being replaced or under a comparable benefit plan or arrangement generally provided by the Purchaser to its other similarly situated employees; provided that such replacement is permitted by the terms of the benefit plan or arrangement being replaced, applicable collective agreements and applicable statutory schemes. Parent agrees to pay, from sources other than the Company and OTI, all retention bonuses, non-compete payments and applicable Taxes payable to employees of the Company and OTI identified in Section 7.15 of the Disclosure Schedule and other retention bonuses, non-compete payments and applicable Taxes relating to agreements entered into by Parent or its Affiliates expressly in connection with the transactions contemplated hereby.



                                  ARTICLE VIII
                                 INDEMNIFICATION

        8.1 The Sellers and Parent shall jointly and severally indemnify, defend and hold harmless the Purchaser, its Affiliates, partners, officers, employees and agents from and against the Applicable Percentage of any and all losses, claims, liabilities, damages, settlements with respect to any unaffiliated third party claims, judgments and expenses relating thereto (including reasonable attorneys' fees and expenses incurred by the indemnified party in the investigation or defense of any of the same or in asserting, preserving or enforcing any of rights hereunder), net of the net present value of any actual Tax benefits or insurance recoveries (less the cost of the recovery and any increase in premium as a result of the recovery) received by such indemnified party (collectively, "LOSSES"), (i) that arise out of any breach by the Sellers or Parent of any of their representations, warranties, covenants or agreements contained in this Agreement or any of the other Transaction Agreements, (ii) that existed on, or arise from actions or inactions of Parent, either Seller, the Company or OTI on or prior to February 10, 2000 and not actions or inactions thereafter, (iii) relating to violations of Environmental and Safety Laws that existed on, or arise from actions or inactions of Parent, either Seller, the Company or OTI after February 10, 2000 and on or prior to the Closing Date and (iv) relating to Taxes that may be imposed on or assessed against the Company, OTI or any of the assets with respect to or arising from transactions during any taxable period ending on or prior to the Closing Date or any taxable period beginning before the Closing Date and ending after the Closing Date (a "STRADDLE Period") but only with respect to the portion of such Straddle Period ending at the end of business on the Closing Date as contemplated by Section 8.7.

        8.2 The Purchaser shall indemnify, defend and hold harmless Parent, the Sellers, their Affiliates, partners, officers, employees and agents from and against any Losses that arise out of any breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement or any of the other Transaction Agreements.

        8.3 Notwithstanding anything contained in this Agreement, no indemnifying party shall be liable to an indemnified party unless and until the Losses incurred by the indemnified party as the result of any breach of any representation, warranty or covenant contained in this Agreement exceed $1 million (the "BASKET"), after which the indemnified party shall be entitled to indemnification for all of its Losses, not just those in excess of the Basket; PROVIDED, HOWEVER, that in no event shall the aggregate liability of any party under this Agreement, whether for breaches of representations and warranties or otherwise, exceed the Purchase Price, and provided further that, except with respect to fraud or intentional misrepresentations, in no event shall the aggregate liability of any party under this Agreement for (x) Losses contemplated by Sections 8.1(ii), (iii) and (iv) exceed $500 million or (y) Losses arising from a breach of any representations and warranties (except those set forth in Sections 4.3, 4.4 and 4.7) exceed $700 million. Notwithstanding any provision of this Agreement to the contrary, in no event shall the Basket apply to Losses arising out of or relating to (a) any breach of any of the representations and warranties set forth in Sections 4.3, 4.4, 4.7, the first sentence of 4.11, 4.13, 4.14, 4.18, 4.28 and 5.5 or (b) fraud or intentional misrepresentations.

        8.4 An indemnified party shall give the indemnifying party prompt notice of any third-party claim that may give rise to any indemnification obligation under this Article VIII and the indemnifying party shall (except as set forth below) have the right to assume and control the defense (at its expense) and settlement of any such claim through the indemnifying party's own counsel or through other counsel reasonably acceptable to the indemnified party; provided, however, that no settlement shall be made without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, delayed or conditioned. The indemnified party, together with any other indemnified parties, may retain one additional counsel to represent the interests of all of such indemnified parties at their own expense if, under applicable standards of professional conduct, a conflict with respect to any significant issue between such indemnified parties and the indemnifying party exists in respect of such third-party claim. In such event, the indemnifying party shall not assume the defense of such claim and shall also pay the reasonable fees and expenses of one counsel selected by such indemnified parties in respect of such claim. Notwithstanding the foregoing, without such indemnified parties' consent, the indemnifying party will not settle any action or proceeding on terms that do not provide such indemnified parties a full, unconditional release from all liability with respect to such claim by each claimant or plaintiff in a form reasonably acceptable to such indemnified parties' counsel, nor will the indemnifying party consent to any injunctive or other non-monetary relief affecting any indemnified party. The failure of any indemnified party to give prompt notice of any claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent the indemnifying party can demonstrate actual loss and prejudice as a result of such failure. The indemnified party shall not be deemed to have been notified of any claim by virtue of knowledge acquired on or prior to the Closing Date by a director, officer or employee of the Company or OTI.

        8.5 If any payment is made by Parent or either Seller under the terms of this Agreement or otherwise relating to pre-Closing activities (except with respect to those pre-Closing activities as to which Purchaser is not indemnified by the Sellers and Parent under Section 8.1 hereof), such Person shall have no rights against the Company or OTI or any director, officer, employee or agent thereof, unless such claim involves bad faith on the part of such director, officer or employee, whether by reason of contribution, indemnification, subrogation or otherwise, in respect of any such payment, and such Person shall take no action against the Company or OTI with respect thereto.

        8.6 Parent, on behalf of itself and each of its Affiliates, and the Sellers hereby irrevocably release, effective as of the Closing Date, the Company and OTI from any and all actions or causes of action, claims, demands, liabilities, judgments, losses, damages, injuries, costs or expenses of every kind, that Parent, either Seller or Parent's other Affiliates may have against the Company or OTI arising at any time on or before the Closing Date, whether known or unknown (collectively, "CLAIMS"); provided, however, that this release does not in any way affect any causes of actions or claims that Parent and its Affiliates or Seller may have against Purchaser arising out of this Agreement or any of the other Transaction Agreements or any conduct by, or events relating to, the Company or OTI subsequent to the Closing. This release applies to Claims arising in any manner, whether such Claims are based on any tort, contract, statutory provision or other law or theory of liability, including negligence, gross negligence, recklessness, willful misconduct or products liability.

        8.7 TAX STRADDLE PERIODS. For purposes of determining the amount of Taxes for or which relate to a Straddle Period, the Closing Date shall be treated as the last day of a taxable period, and the portion of any such Tax that is allocable to the taxable period that is deemed to end on and including the Closing Date: (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale, transfer, assignment or distribution of property, shall be deemed equal to the amount which would be payable if the period for which such Tax is assessed ended on and included the Closing Date, and (ii) in the case of Taxes other than Taxes described in clause (i) hereof, shall be computed on a per diem basis.

                                   ARTICLE IX
                                  MISCELLANEOUS

        9.1 CERTAIN DEFINITIONS. (a) For purposes of this Agreement, the following terms shall have the following meanings:

            "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by or under direct or indirect common control with such Person.

            "AGREEMENT" shall have the meaning ascribed to such term in the recitals hereof.

            "APPLICABLE PERCENTAGE" means one hundred (100) percent, except that it means ninety (90) percent with respect to Losses that arise out of any breach by the Sellers or Parent of any of their representations or warranties set forth in Sections 4.1, 4.3, 4.4, 4.5, 4.6 (as it relates to the Company or OTI), 4.7 (as it relates to Cisco), 4.8, 4.9, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16,
4.17 (as it relates to the Company or OTI), 4.19, 4.20, 4.21, 4.22, 4.23, 4.24,
4.26, 4.27, 4.28 and 4.29.

            "BALANCE SHEET" shall have the meaning ascribed to such term in
Section 4.8 hereof.

            "BALANCE SHEET DATE" shall have the meaning ascribed to such term in
Section 4.9 hereof.

            "BUSINESS DAY" means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

            "BY-LAWS" means the By-Laws of the Company, as amended to date.

            "CERTIFICATE OF INCORPORATION" means the Certificate of Incorporation of the Company, as amended to date.

            "CISCO" means Cisco Systems, Inc., a California corporation.

            "CISCO SUPPLY AGREEMENT" means the Manufacturing and Component Supply Agreement, made as of the effective date referred to therein, among Cisco, OTI and Seller 1.

            "CLOSING" shall have the meaning ascribed to such term in Section
1.1 hereof.

            "CLOSING DATE" shall mean the date on which the Closing actually occurs in accordance with Section 3.1 hereof.

             "COMPANY" shall have the meaning ascribed to such term in the recitals hereof.

            "COMPETITION LAWS" means Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade and includes the HSR Act and, to the extent applicable, equivalent Laws of the European Union or the Member States thereof.

            "COMPONENTS" shall mean optical components that are intended to be part of Devices and perform a single optical function. Components include:

            (a) passive components, such as, for example: fiber coupler, optical switch, passive planar optic device (for example, on birefringent, silicon or silica substrate), amplifying fiber, attenuating fiber, fiber grating, dispersion compensating fiber, polarization maintaining fiber, pigtailing, fiber optical connector, optical filter, wavelength selective filter and attenuator;

            (b) active components, such as, for example: planar optic component (for example, on birefringent, silicon or silica substrate and with acousto-, electro- or thermo-optic actuation), light detector, optical modulator, pump laser and signal laser;

            (c) packaging, such as, for example: amplifier packaging, pump and signal laser packaging and packaging of fiber grating.

             "CONFIDENTIALITY AGREEMENT" shall have the meaning ascribed to such term in Section 7.12 hereof.

            "CONTRACT" means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale, mortgage, license, franchise, insurance policy commitment or other arrangement or agreement.

            "CO-SALE RIGHTS" means the rights of the Series A Stockholder (as such term is defined in the Stockholders' Agreement) set forth in Section 3.2 of the Stockholders' Agreement.

            "DEVICES" shall mean any combination of Components intended to perform a combination of single optical functions or a complex optical function for the transmission of information in optical form via optical fiber or other optical waveguide or for networking or other applications (including gain modules, optical amplifiers, optical add/drop modules, WDM routers, dispersion compensation modules, optical cross-connect modules, optical multiplexers, optical demultiplexers, optical channel selectors, optical channel equalizers) and any electronics/software for internal or external control and for external connection purposes associated therewith, which are intended to be included within a System, but which do not constitute a System.

            "DISCLOSURE SCHEDULE" means those disclosure schedules delivered contemporaneously with this Agreement.

            "DISTRIBUTION SYSTEM" means a combination of (a) at least one of the Non-Compete Components, (b) at least one optical component, and (c) software code, intended to be networked together through optical transmission fiber to operate as a unit for the purpose of transmission of information from a point to multipoints (e.g., metropolitan, access, fiber-to-the-home, and local optical transmission networks), wherein the software code is capable of enabling or controlling the interoperability of at least two networked optical components located remotely from each other.

            "EMPLOYEE PLAN" shall have the meaning ascribed to such term in
Section 4.14 hereof.

            "ENVIRONMENTAL AND SAFETY LAWS" shall have the meaning ascribed to such term in Section 4.28 hereof.

            "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

            "FINANCIAL STATEMENTS" shall have the meaning ascribed to such term in Section 4.8 hereof.

            "GOVERNMENTAL BODY" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local, foreign or supranational, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

            "HAZARDOUS MATERIALS" shall have the meaning ascribed to such term in Section 4.28 hereof.

            "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

            "INTELLECTUAL PROPERTY" shall have the meaning ascribed to such term in Section 4.12(a) hereof.

            "IP AGREEMENTS" means the Transaction Trademark License, the Option for Patents in Dispute, the Southampton Option and the IPR Agreement, in the forms attached hereto as Exhibits J-1, J-2, J-3 and J-4, respectively, each of which will be entered into at the Closing.

            "LAW" means any federal, state, local, foreign or supranational law (including common law), statute, code, ordinance, rule, regulation or other requirement.

            "LEASE AGREEMENT" shall have the meaning ascribed to such term in
Section 6.1(h) hereof.

            "LEGAL PROCEEDING" means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.

            "LIEN" means any lien, pledge, mortgage, deed or trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any applicable Law, shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

            "LOSSES" shall have the meaning ascribed to such term in Section 8.1 hereof.

            "MATERIAL CONTRACTS" shall have the meaning ascribed to such terms in Section 4.19 hereof.

            "NON-COMPETE COMPONENTS" means the components set forth in Section
7.6 of this Agreement.

            "NYSE" means the New York Stock Exchange.

            "ORDER" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

            "OTI" means Optical Technologies Italia, S.p.A., a corporation organized and existing under the laws of the Republic of Italy.

            "OTI ORGANIZATIONAL DOCUMENTS" means the Articles of Association (ATTO CONSTITUTIVO) and By-laws (STATUTO) of OTI.

            "PARENT" means Pirelli S.p.A., a corporation organized and existing under the laws of the Republic of Italy.

            "PARENT ACCOUNTING PRINCIPLES" shall have the meaning ascribed to such term in Section 4.8 hereof.

            "PATENT" means any and all forms of patents issued or granted anywhere in the world, including, without limitation, utility, model and design patents, patents of addition, patents of importation, improvement patents, reissued and reexamined patents, all renewals and extensions thereof, all applications for such patents (including original, divisional, continuation and continuation-in-part applications) pending before any national patent office, and all rights of priority under International Conventions and which have not been abandoned or expired.

            "PERMITS" means any approvals, authorizations, consents, licenses, permits or certificates of any Governmental Body.

            "PERSON" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

            "PURCHASE PRICE" shall have the meaning ascribed to such term in
Section 2.1 hereof.

            "PURCHASER" shall have the meaning ascribed to such term in the recitals hereof.

            "PURCHASER MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, properties, operations, assets or financial condition of the Purchaser and its Subsidiaries, taken as a whole, or on the ability of the Purchaser to perform its obligations under, or to consummate the transactions contemplated by, this Agreement or any other Transaction Agreement.

            "QUALIFICATION" shall have the meaning set forth in the letter, of even date herewith, among the parties.

            "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, dated as of August 2, 2000, by and among the Company and Cisco.

            "SEC" means the Securities and Exchange Commission.

            "SECURITIES ACT" means the Securities Act of 1933, as amended.

            "SELLER MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, properties, operations, assets or financial condition of the Company and OTI, taken as a whole, or on the ability of the Sellers to perform their obligations under, or to consummate the transactions contemplated by, this Agreement or any other Transaction Agreement; provided, however, that a general economic downturn , a general downturn in the industries in which the Company and OTI compete and/or the loss of any one customer of the Company or OTI shall not constitute a "SELLER MATERIAL ADVERSE EFFECT."

            "SELLERS" shall have the meaning ascribed to such term in the recitals hereto.

            "SELLERS' KNOWLEDGE" means the actual knowledge, or the knowledge that would be, and should have been under the circumstances, obtained by conducting a reasonable inquiry, of the senior executive officers of Seller 1 and with respect to the relevant subject matter referred to in this Agreement, such director or other person personally responsible for such matters.

            "SERIES A PREFERRED STOCK" shall have the meaning ascribed to such term in Section 4.3 hereof.

            "SHARES" shall have the meaning ascribed to such term in the recitals hereof.

            "STOCKHOLDERS' AGREEMENT" means the Stockholders' Agreement, dated as of August 2, 2000, by and among the Company, each of the Sellers, Parent and Cisco.

            "SUBSEQUENT CONTRACT" shall have the meaning ascribed to such term in Section 4.19 hereof.

            "SUBSIDIARIES" with respect to any Person means, any Person with respect to which more than 50% of the outstanding shares of stock of each class having ordinary

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voting power (other than stock having such power only by reason of the happening of a contingency) is at the time owned by such Person or by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

            "SUPPLY CONTRACT" has the meaning ascribed thereto in Section
6.1(j).

            "SUSPENSION PERIOD" means the time period commencing on the date any of the following events shall have occurred and ending on the date that is five Business Days after such event shall cease to occur or exist: (i) a suspension or material limitation in trading in securities generally on the NYSE; (ii) a suspension or material limitation in trading in the Company's securities on the NYSE; (iii) a general moratorium on commercial banking activities declared by either Federal or New York State authorities; or (iv) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war, if the effect of any such event specified in this clause (iv) in the judgment of Purchaser's designated nationally recognized financial advisors makes it impracticable or inadvisable to proceed with a public offering of securities of Purchaser to finance the purchase of the Shares.

            "SYSTEM" shall mean a combination of Devices and other equipment which could or does form a point to point optical telecommunication line, or a combination of point to point optical telecommunication lines, inclusive or exclusive of terminal equipment (e.g., transmitters and receivers) and intervening equipment, for the communication (including within such Systems, without limitation, regeneration, amplification, monitoring, routing, adding, dropping, cross-connecting, reception, management, splitting and grooming) of information in optical form via optical fiber or other optical waveguide, inclusive or exclusive of the optical fiber or optical waveguide. Examples of a System are T31, Wavemux 2400 and Wavemux 6400.

            "TAX" and its correlative meanings "TAXES" and "TAXABLE" have the meanings ascribed to such term in Section 4.13 hereof.

            "TAX AUTHORITY" shall have the meaning ascribed to such term in
Section 4.13 hereof.

            "TAX GROUP" shall have the meaning ascribed to such term in Section
4.13 hereof.

            "TAX RETURNS" shall have the meaning ascribed to such term in
Section 4.13 hereof.

            "THIRD PARTY INTELLECTUAL PROPERTY RIGHTS" shall have the meaning ascribed to such term in Section 4.12(b) hereof.

            "TRANSACTION AGREEMENTS" shall have the meaning ascribed to such term in Section 4.2. hereof.

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

            "TRANSITION SERVICES AGREEMENT" shall have the meaning ascribed to such term in Section 6.1.

            "US GAAP" means generally accepted United States accounting principles as of the date hereof.

            (d) Other Rules of Construction.

                  (i) Unless the context otherwise requires, references in the singular include references in the plural and vice versa. References to a party to this Agreement or to other agreements described herein means those Persons executing such agreements.

                  (ii) The words "INCLUDE," "INCLUDING" or "INCLUDES" shall be deemed to be followed by the phrase "WITHOUT LIMITATION" or the phrase "BUT NOT LIMITED TO" in all places where such words appear in this Agreement. The word "OR" shall be deemed to be inclusive.

                  (iii) This Agreement is the joint drafting product of the Sellers, Parent and the Purchaser, and each provision has been subject to negotiation and agreement and neither this Agreement nor any provisions hereof shall be construed for or against any party as drafter thereof.

        9.2 PUBLIC ANNOUNCEMENTS. Except as required by law, and unless otherwise agreed upon in writing by the parties, no party shall make a public announcement regarding this Agreement or any of the other Transaction Agreements or the transactions contemplated hereby or thereby.

        9.3 PAYMENT OF SALES, USE OR SIMILAR TAXES. All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne, with respect to the first $1.3 million, by the Sellers, and with respect to any additional amounts, equally by the Sellers, on the one hand, and the Purchaser, on the other hand; provided, however, that the Purchaser shall have no liability for income or similar Taxes of the Sellers or Parent.

        9.4 EXPENSES. Except as expressly provided in Section 9.3(a), the Purchaser will pay or cause to be paid all expenses incident to the performance of its obligations under, and the consummation of the transactions contemplated by, this Agreement, including the fees and disbursements of its counsel, investment bankers and accountants;

            (b) the Sellers will pay all expenses incident to the performance of their obligations under this Agreement, including the fees and disbursements of their respective counsel, investment bankers and accountants; and

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

            (c) notwithstanding anything to the contrary in this Agreement or applicable Laws, the Purchaser shall pay one-half of the filing fees, dues or other charges payable under the HSR Act and any other Competition Laws and the Sellers shall pay the other half of such fees, dues or other charges.

        9.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except with respect to the representation and warranty contained in Section 4.9(a)(i), which shall terminate on the Closing Date, the parties hereto hereby agree that the representations and warranties contained in this Agreement or in any Transaction Agreement shall survive the execution and delivery of this Agreement and the Closing hereunder; provided, however, that any claims or actions with respect to representations and warranties other than those contained in Sections 4.3, 4.4, 4.7, 4.12, 4.13, 4.14 and 4.28 shall terminate unless within twenty-four (24) months after the Closing Date written notice of such claims is given to the Sellers or the Purchaser, as the case may be, or such actions are commenced. Any claims or actions with respect to the representations and warranties contained in (i) Sections 4.13, 4.14 and 4.28 shall terminate unless within six (6) months after the expiration of the relevant statute of limitations period written notice of such claims is given to the Sellers or such actions are commenced,
(ii) Sections 4.3, 4.4 and 4.7 shall terminate on the twentieth (20th) anniversary of the Closing Date unless prior to such date written notice of such claim is given to the Sellers or such actions are commenced and (iii) Section
4.12 shall terminate on the third (3rd) anniversary of the Closing Date unless prior to such date written notice of such claim is given to the Sellers or such actions are commenced. The parties hereto further agree that the covenants of the parties contained herein that by their terms survive the Closing shall survive the Closing hereunder except that the covenant of the Sellers and Parent contained in Sections 8.1(ii), (iii) and (iv) hereof shall terminate on the tenth anniversary of the Closing Date unless prior to such date written notice of such claims is given to the Sellers or such actions are commenced.

        9.6 FURTHER ASSURANCES. The Sellers and the Purchaser at the other's request and without cost to the other each agree to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and each of the other Transaction Agreements and the consummation of the transactions contemplated hereby or thereby.


        9.7 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS; EXCLUSIVE REMEDIES.
(a) This Agreement (including the other Transaction Agreements and the schedules and exhibits hereto and thereto) and the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties. Each party disclaims the existence or completeness of, or reliance upon, any representation or warranty by the others, except as to representations and warranties expressly set forth in this Agreement or the other Transaction Agreements. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to the provision of this

Agreement being amended, supplemented, changed or waived. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other then-existing or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

            (b) The parties agree that the indemnification provisions of this Agreement and the other Transaction Agreements provide the sole and exclusive remedies against any other party hereto for Losses resulting from or arising under this Agreement or any of the other Transaction Agreements.

        9.8 GOVERNING LAW; SUBMISSION TO JURISDICTION; CONSENT TO SERVICE.
(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to its principles of conflicts of law, which would require the application of any other law.

            (b) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York over any dispute arising out of or relating to this Agreement, the Supply Contract, the Transition Services Agreement and the IP Agreements or any of the transactions contemplated hereby or thereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

            (c) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 9.10.

      9.9 TABLE OF CONTENTS AND HEADINGS. The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

       9.10 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

            If to either Seller or Parent:

            c/o Pirelli S.p.A.
            Viale Sarca 222
            20126 Milano, Italy
            Attn:  Luciano Soldi, Chief Legal Officer
            Fax:  011-39-02-6442-3329
            Telephone:  011-39-02-6442-2754

            With a copy to:

            Weil, Gotshal & Manges LLP
            767 Fifth Avenue
            New York, New York  10153
            Attn:  Michael E. Lubowitz, Esq.
            Fax:  (212) 310-8007
            Telephone:  (212) 310-8000

            If to the Purchaser, to:

            Corning Incorporated
            One Riverfront Plaza
            Corning, New York  14831
            Fax:  (607) 974-6135
            Telephone:  (607) 974-5656

            Attn:  General Counsel

            With a copy to:

            Nixon Peabody LLP
            437 Madison Avenue
            New York, New York  10022
            Attn:  Richard F. Langan, Jr., Esq.
            Fax:  (212) 940-9940
            Telephone:  (212) 940-3140

       9.11 SEVERABILITY. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in full force and effect and this Agreement shall be construed as if such invalid or unenforceable provision were omitted.

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

       9.12 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Sellers or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that the Purchaser may assign this Agreement and any or all rights or obligations (provided that the Purchaser shall remain primarily liable for all such obligations), hereunder (including the Purchaser's rights to purchase the Shares and the Purchaser's rights to seek indemnification hereunder) to any Affiliate of the Purchaser. Upon any such permitted assignment, the references in this Agreement to the Purchaser shall also apply to any such assignee unless the context otherwise requires.

       9.13 SPECIFIC PERFORMANCE. The Sellers agree that their or its breach of their obligations to sell the Shares to the Purchaser on the terms and conditions of this Agreement would cause irreparable damage to the Purchaser and that the Purchaser will not have an adequate remedy at law. The Sellers therefore agree that if this Agreement is not consummated on the basis of the preceding sentence, then the Purchaser shall be entitled to specific performance of the Sellers' obligation to sell the Shares to the Purchaser.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

                                           OPTICAL TECHNOLOGIES
                                           THE NETHERLANDS B.V.



                                           By: _________________________
                                               Name:  Luciano Gobbi
                                               Title: Director


                                           PIRELLI CAVI e SISTEMI S.p.A.



                                           By: _________________________
                                               Name:  Luciano Soldi
                                               Title: Attorney-in-Fact


                                           PIRELLI S.p.A.



                                           By: ________________________________
                                               Name:  Marco Tronchetti Provera
                                               Title: Chairman and CEO


                                           CORNING INCORPORATED



                                           By: _________________________
                                               Name:  Lawrence D. McRae
                                               Title: Vice President,
                                                      Corporate Development